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Safe Harbour Statement

In connection with the proposed business combination transaction between NYSE Euronext and Deutsche Boerse AG, Alpha Beta Netherlands Holding N.V. (“Holding”), a newly formed holding company, has filed, and the SEC has declared effective on May 3, 2011, a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) that includes (1) a proxy statement of NYSE Euronext that will also constitute a prospectus for Holding and (2) an offering prospectus of Holding to be used in connection with Holding’s offer to acquire Deutsche Boerse AG shares held by U.S. holders. Holding has also filed an offer document with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht) (“BaFin”), which was approved by the BaFin for publication pursuant to the German Takeover Act (Wertpapiererwerbs-und Übernahmegesetz), and was published on May 4, 2011.

Investors and security holders are urged to read the definitive proxy statement/prospectus, the offering prospectus, the offer document and published additional accompanying information in connection with the exchange offer regarding the proposed business combination transaction because they contain important information. You may obtain a free copy of the definitive proxy statement/prospectus, the offering prospectus and other related documents filed by NYSE Euronext and Holding with the SEC on the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other documents relating thereto may also be obtained for free by accessing NYSE Euronext’s website at www.nyse.com. The offer document and published additional accompanying information in connection with the exchange offer are available at Holding’s website at www.global-exchange-operator.com. Holders of Deutsche Börse shares who have accepted the exchange offer have certain withdrawal rights which are set forth in the offer document.

This document is neither an offer to purchase nor a solicitation of an offer to sell shares of Holding, Deutsche Boerse AG or NYSE Euronext. The final terms and further provisions regarding the public offer are disclosed in the offer document that has been approved by the BaFin and in documents that have been filed with the SEC.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and applicable European regulations. The exchange offer and the exchange offer document shall not constitute an issuance, publication or public advertising of an offer pursuant to laws and regulations of jurisdictions other than those of Germany, United Kingdom of Great Britain and Northern Ireland and the United States of America. The relevant final terms of the proposed business combination transaction will be disclosed in the information documents reviewed by the competent European market authorities.

Subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the exchange offer will not be made directly or indirectly in or into Japan, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce or any facility of a national securities exchange of Japan. Accordingly, copies of this announcement or any accompanying documents may not be, directly or indirectly, mailed or otherwise distributed, forwarded or transmitted in, into or from Japan.

The shares of Holding have not been, and will not be, registered under the applicable securities laws of Japan. Accordingly, subject to certain exceptions, in particular with respect to qualified institutional investors (tekikaku kikan toshika) as defined in Article 2 para. 3 (i) of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended), the shares of Holding may not be offered or sold within Japan, or to or for the account or benefit of any person in Japan.

Participants in the Solicitation

NYSE Euronext, Deutsche Boerse AG, Holding and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NYSE Euronext stockholders in respect of the proposed business combination transaction. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus and the other relevant documents filed with the SEC.

Forward-Looking Statements

This document includes forward-looking statements about NYSE Euronext, Deutsche Boerse AG, Holding, the enlarged group and other persons, which may include statements about the proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Boerse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operations, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Boerse AG operate may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Boerse AG or Holding undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Transcript of Deutsche Börse Investor Day Presentation, June 1, 2011:

Transcript of Deutsche Börse Investment Day

June 1, 2011

CORPORATE PARTICIPANTS

Eric Müller

Deutsche Börse AG—Head—Treasury & IR

Reto Francioni

Deutsche Börse AG—CEO

Frank Gerstenschläger

Deutsche Börse AG—Board Member, Extra Division

Andreas Preuss

Deutsche Börse AG—Deputy CEO, Derivatives & Market Data Division

Jeffrey Tessler

Deutsche Börse AG—Board Member, Clearstream Division

Michael Kuhn

Deutsche Börse AG—Chief Information Officer, Board Member, Information Technology Division

Gregor Pottmeyer

Deutsche Börse AG—CFO

Duncan Niederauer

NYSE Euronext—CEO, Director

CONFERENCE CALL PARTICIPANTS

Honour Chablais

UBS—Analyst

Jillian Miller

BMO Capital Markets—Analyst

Johannes Thormann

HSBC—Analyst

Daniel Garrod

Barclays Capital—Analyst

Martin Bryce

Bank of America-Merrill Lynch—Analyst

Eric Müller:

Ladies and gentlemen, welcome everyone here at the new Deutsche Börse headquarters and thank you for joining us today for the 2011 Investor Day. Welcome also to those of you following the event via the Internet. And with me today is the entire executive board of Deutsche Börse, led by Reto Francioni, and the CEO of NYSE Euronext, Duncan Niederauer. Before we start the presentation let me remind you that this presentation includes forward-looking statements about NYSE Euronext, Deutsche Börse AG, the combined group, and other persons, which may include statements about proposed business combination, the likelihood that such transaction could be consummated, the effects of any transaction on the businesses of NYSE Euronext or Deutsche Börse AG, and other statements that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and actual results of operation, financial condition and liquidity, and the development of the industries in which NYSE Euronext and Deutsche Börse AG operate, may differ materially from those made in or suggested by the forward-looking statements contained in this document. Any forward-looking statements speak only as at the date of this document. Except as required by applicable law, none of NYSE Euronext, Deutsche Börse AG, or [Alpha Beta Netherlands N.V.] undertakes any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. So finally, we’d like to remind everyone here in the room that this is an event that’s broadcasted via the Internet and will also be available for replay. With those remarks, Reto, I’d like to hand over to you.

Reto Francioni:

Good afternoon, ladies and gentlemen, on behalf of the entire management team at Deutsche Börse, I’d like to thank you for the opportunity to spend half a day, almost a tradition, with you here at our new headquarters in Eschborn. I’m also very pleased that my colleague Duncan Niederauer, from New York, came over here and joins us today. My colleagues on the Executive Board and I will start the day by presenting Deutsche Börse and our current initiatives. Duncan will then present the NYSE Euronext and we will jointly go through the third part of the presentation that covers our proposed business combination. And finally, we will conduct a question-and-answer session on all parts of today’s presentation.

Our Deutsche Börse, over the last ten years, has gone through a transformative journey from being a German equities market provider, to becoming one of the world’s leading providers of derivatives, risk management and post-trade infrastructure. We are a pioneer and innovator in using technology to drive capital markets’ growth and efficiency. The path to our leadership position has involved M&A, partnerships and organic growth. Eurex, our derivatives market and clearing provider, as well as Clearstream, our post-trade provider, with an international footprint, are leading global brands. They are complemented by strong brands in cash equities and market data businesses.

Over the last two years, we focused on completing and integrating our portfolio of world class assets, launching new products, expanding into growth markets and further driving efficiency. We have an excellent track record for cost discipline and our 2010 efficiency program will result in an additional €150 million of cost savings by 2012. Our overall strategy yields exceptional cash flow generation, which supports our strong balance sheet and enables an attractive distribution policy. The merger with NYSE Euronext fits perfectly into our strategy as it utilizes our derivatives, risk management and post-trade expertise and accelerates growth opportunities.

This slide illustrates the transformation, over the last decade, into a diversified markets operator with global reach, something only a few exchange organizations globally have accomplished so far. The broader setup, from a product and geographic point of view, helps us to address the needs of customers who are operating on a multi-assets class basis across the globe.

The desire of our peers to get into a position we are already in is also one of the drivers of the recent pickup in M&A activity in the exchange sector. Since the year 2000, the top line of the group has grown by 12 percent, on average, per annum. Paired with scalability of our business model, EBIT has grown by 18 percent, on average, per year. The EBIT margin of the group has increased from 34 percent in 2000, to 50 percent in 2010.

Our derivatives business, Eurex, accounted for 44 percent of our EBIT in 2010. With the Deutsche Terminbörse EBT, which later became Eurex, we created one of the first fully electronic derivatives exchanges and developed it into one of the largest financial derivatives markets globally, with integrated clearing by our Eurex Clearing. With Eurex Clearing, we run the largest clearinghouse in Europe, with more than €8 trillion in risk exposure cleared every month. Eurex is the first clearinghouse to offer real-time risk monitoring and data for derivatives and the clearing services have proven extremely effective in mitigating counterparty risk in financial markets.

With 32 percent EBIT contribution in 2010, our post-trade business, Clearstream, is the second-largest contributor to group earnings. Clearstream is a leading provider of post-trade services and offers settlement, custody, safekeeping and global securities financing services for equities and fixed income securities to more than 2,500 clients in over 110 countries. The main business at Clearstream is its international over-the-counter fixed income business that contributed more than 80 percent of the revenues in 2010. Clearstream is uniquely positioned to take advantage of capital markets trends like the ever-increasing demand for collateral management services. Furthermore, Clearstream, with its net interest income, is geared to a rising rate environment.

With our market data and analytics segment, we operate the index provider STOXX, which we fully consolidated in 2010.

Our MD&A business offers best-in-class data and analytical tools to international clients, and we have more recently expanded into the area of nonfinancial information.

STOXX plays an important part in our internationalization strategy with the currently ongoing expansion of the index offering beyond Europe.

With our regulated and transparent cash market, etc., we run the cash market of Europe’s largest economy. Besides German equities, a wide range of products, such as ETFs, retail structured products and bonds are tradable on our electronic markets. Despite cyclicality, we have seen in this business over the last couple of years, the EBIT margins have consistently been above 45 percent.

Despite our merger plans, there is a continued focus on growth initiatives, and the measures to improve our operating efficiency, while at the same time maintaining our strong financial position. First, we remain focused on growth opportunities within each of our business segments. Our 2011 investment program, with expenditures of around €120 million, is geared to support structural growth and build on our strengths in technology. A main focus is further expanding the clearing and risk management capabilities in the Eurex segment to support the extension of our clearing service to OTC-traded derivatives.

Second, we continue to work on further improving our operating efficiency, in particular, strict cost discipline.

And third, in the context of capital management, we will continue to focus on retaining our strong financial position and our excellent credit rating profile by pursuing an attractive distribution policy.

We have structured our growth initiatives along the following four dimensions. First, we intend to achieve growth by expanding existing businesses. Second, we are launching new products in existing and new asset classes. Third, we are tapping into new growth regions like Asia and South America. And fourth, we are expanding the value chain beyond the existing components.

My colleagues on the Executive Board will now take you through their respective areas of responsibility. This year, the focus is specifically on examples of recently implemented initiatives and promising new growth avenues. I am now handing over to Frank Gerstenschläger, who will start with the cash market.
Frank Gerstenschläger:	Thank you, Reto. I think Reto mentioned already in his speech some of the key points of the development in 2010. In 2011, we have seen so far a very good development of the Xetra business as well. Volumes have recovered. Of course, not to the levels of 2010. But clear to levels, where, I could say it’s a very good and very lucrative business for us. And that’s of course is very true because of a very strict cost management in this segment. Our market share in the DAX instruments was in the last twelve months stably around 70% and we have seen in the last week sometimes that we have even market shares above this 70%. I think it’s well worth to mention that the average order size on Xetra is now since first quarter of 2009 steady at the level of €19,000 to €20,000. So we have achieved still a very high order size which we executed per trade. I think besides these more quantitative performance indicators, we have observed a further improvement of the market quality on Xetra. Based on the numbers provided by Liquid Metrix, which is an independent provider for best execution analysis, Xetra offers the best spread in the market for DAX instruments and the debits order book for these instruments as well. The average spread of a DAX order executed on Xetra, you could see that on the slide, is now in the first quarter of 2011 down to 6.8 basis points which is by far the highest liquidity for a significant order size. And at the touch inside the market we have seen and observed now in March and April even spreads with just 5 to 4 basis points for a DAX trading instrument. In 2010 and this year we consequently execute our strategy to extend Xetra’s position in the European landscape of cash equity trading. At the strategy I presented last year on Investor Day is based on three measures. It’s about offering efficient prices to be processed on full electronic platform as well as the specialist model, expand offering of products we traded on Xetra and extend the customer base. I have to say there are several reasons for the good performance of Xetra, however, I just want to mention in my speech now two of them that I think are very important and this will give us possibilities to get further improvement and innovations. Xetra has the largest participant network of all European exchanges and trading venues. With this huge network, we pool a broad range of customers and different customer types. We have retail customers, we have institutional customers, customers from the buy side/sell side. Of course we have arbitrage desks. We are doing the arbitrage between U.S. derivative markets and OTC markets and trading venues. And important of course the high frequency trading. As a result we see on Xetra a very diversified order flow and that’s a very important point because this mixture of the order flow from a very different trading intentions is high value for the traders. They like to connect to Xetra because we have this mixture of intention on that flow, and exactly that is one of the reasons why we made it able to connect ten new members just in the first month of 2011 to Xetra which account now for 2% of the trading volumes on Xetra. And we further are going to expand this network, however, to say it’s more a regulatory issue to expand this network to Eastern Europe, Russia or Asia than it’s a technology one. Technology wise we would be able to expand this network immediately; however, we have work hard together from the regulatory side.

What we will provide new in that area in 2011 is clear. We will have in June, we will provide for the Xetra members a real fast, real co-location setup at our new data center here in Germany. This will improve the latency for Xetra, and we are already now below one millisecond in average. The fastest order now which is the fastest order in Xetra is probably at .55 milliseconds. So we have to say from the latency side, we are absolutely on the same level as our competitors. With the Release 12 which will be in place in October [or] November this year, we will provide a multichannel interface service for connectivity to Xetra. With this service we will include a new Xetra fixed gateway which will make it able for customers to connect via fixed protocol, more standardized format with Xetra. An important step to increase further on the efficiency of Xetra was the migration of the floor trading infrastructure from Scontro Systems Xetra last week. We had successfully migrated the market onto our infrastructure. This will improve again this mixture of order flow on Xetra and significantly increase operational efficiency of the cash market and the operational efficiency not only at Deutsche Börse AG, it will increase as well the operational efficiency at our members, which we just have to serve now on one infrastructure. So, as a result we have broadened our product range on Xetra by infrastructure to more than 700,000 securities. Now, equities, bonds, funds, mutual funds, ETFs, certificates and warrants are tradable via the same rulebook, technology infrastructure and in a straight-through process going into the same clearing and settlement features. And, it is important to mention that all Xetra members have activity connected to these new services from Xetra. From the first day on we have doubled the members using now these specialized services. Because we have the members which have been 120 Scontro members or formerly infrastructure members. We have now connected all 250 Xetra members to these new services from the specialists. With this specialist-driven execution policy, we added a new feature to Xetra, which is useful of course for execution of less liquid equities and securities, but is very well useful in volatile market conditions or market conditions with uncertainty. So we added to the full automatic electronic trading system at Xetra a different price discovery process which is steered (inaudible). With the setup of Xetra which network reaches across Europe extendable to East Europe and Asia with its very, very well diversified order flow and the customized execution features, I am very confident that we are in a position to develop further on any market segments on Xetra. And we already have started with that with our bond initiatives, trading bonds, corporate bonds on Xetra. And we are on track with our project of trading globally mutual funds. Together with Clearstream, we have an integrated project with Clearstream and Xetra to trade these mutual funds on a global scale. Developing these new segments on Xetra is very important and, of course, with the ETF segment on Xetra, we have already developed such a successful segment. ETFs are now, after the DAX equities, the second segment with the highest order book turnover on Xetra. We have clearly now 800 listed products from 19 different ETF issuers and supported from the liquidity of 22 designated sponsors, we have by far the biggest marketplace in Europe for ETFs and ETCs and exchange traded notes. Again, the network and the diversified order flow in conjunction with the liquidity from the marketmakers are the secret of this success, and I am confident that this market will further grow on Xetra due to the innovations we will see from the product side coming up and based on the cross-asset class trading we will provide on this market. Thank you for your attention and I will hand over to Andreas.

Andreas Pruess:

The key success factors of the Eurex business continue to be the same as last year. They are: constant enhancement of the distribution capability, a sound products and services spectrum and pipeline, leading edge technology and unrivaled clearing functionality. In the following, I will highlight a few of the more recent developments for each of these factors.

Asia is, and will be, a key focus area for Eurex growth. Our distribution network in the Asian markets is constantly being expanded and we currently have 19 exchange members connected from there. The number of contracts traded from Asia in 2010 reached approximately 21 million, many from Singapore and Hong Kong, 29 percent up from 2009, 270 percent up from 2008 and basically, we began in 2008, to be clear. We are designing and carrying out training and education programs in cooperation with local universities in Asia and we’ll continue to refine our trader development program to assist Eurex participants to expand their trading activities by training young talent. We are preparing ourselves for a gradual opening up of financial markets in mainland China – and I’m not here trying to predict what the pace for this will be – and are intensifying our sales and business development activities, besides Singapore and Hong Kong, specifically in mainland China.

In the segment, Product cooperations, we launched KOSPI options at Eurex in 2010, to be tradable during the non-trading hours on the Korean exchange, KRX. Since launch, more than 1 million contracts have been traded through this link; the current ADV is 17,000 contracts and the number is quickly growing.

We are also – and I would add to this, again, considering the expansion of trading hours during the European morning to increase the overlap with the Asian trading hours.

I now take a look at dividend products. We launched the EURO STOXX 50 index dividend futures in June 2008. This was the first exchange traded contract separating the dividend element of a benchmark index. Timing of the product introduction was, admittedly, convenient. As a result of the credit crisis and the resulting flight to quality, market participants and especially banks rapidly embraced this new product. Order book trading now accounts for approximately 25 percent of the total volume in the index dividend futures. Five million contracts were traded last year, 1.5 million in Q1 2011, open interest is currently around 650 thousand. We estimate that the ADV is now more than 50 percent higher than the entire OTC market volume in index dividend products was in 2008. This is caused, obviously, also by the fact that the exchange traded contract has attracted a substantial number of additional users.

Following the launch of the index dividend futures in 2008, we last year launched single stock dividend futures with a broad coverage of European names including the EURO STOXX 50 components as well as constituents of other blue chip indices, such as the SMI and FTSE. Open interest in single stock dividend index futures has steadily increased and already reached the level of open interest in the index dividend futures thus mentioned, roughly 650 thousand contracts.

In May 2010, we added dividend options. The dividend options currently have an open interest of already 250 thousand and an ADV of around two thousand.

Let me now give you a little glimpse into Eurex Repo – the Eurex Repo business. The Eurex Repo volume growth accelerated since 2008, especially in Euro Repo and GC Pooling. GC Pooling, the collateralized money market that Eurex operates jointly with Eurex Clearing and Clearstream, grew by 25 percent last year, compared to 2009 and has continued to grow in 2011. Average outstanding volume reached €93 billion in the first quarter, an increase of 17 percent year-on-year, with a new record on Friday of last week, with €124 billion. GC Pooling has proven to be a reliable liquidity pool for market participants as the secured money market has become the replacement of the unsecured money market. The average outstanding volume across all repo market segments grew by 38 percent, to €260 billion in the first quarter 2011 compared to first quarter 2010 and currently stands at a new record of slightly under €300 billion.

Let me take a look at the EEX, the European Energy Exchange. Eurex and the European Energy Exchange, EEX, have a long-standing partnership. Eurex customers have had access to emission products listed on EEX since 2007, and to power derivatives since 2009. The power derivatives traded 1,208 terawatt-

hours in 2010, up 18 percent compared to 2009. In Q1 2001, we, meaning Eurex, concluded the increase of our stake in the EEX to 56 percent; we beforehand had roughly 35. We aim to develop EEX to become the leading European marketplace for energy products and the forthcoming consolidation of the fragmented European energy market offers unique opportunities to further broaden and diversify the business portfolios. Our objective is to create value by generating revenue and cost synergies on the basis of integration of national energy markets on Eurex’s infrastructure and network.

Eurex and EEX will play an active role in the ongoing European energy market consolidation process by deploying its core competencies. In detail, this means global distribution network. The EEX membership base currently consists primarily of local and regional energy market participants. The EEX-Eurex cooperation creates one of the largest international distribution networks for energy trading in which the two partners jointly have about 600 trading member firms from the international energy market sectors.

Second, diversified product portfolio. Financial investors show a growing demand for non-financial trading opportunities in multiple asset classes. In addition, the globalization of commodities trading increasingly requires combination with financial products. For example, hedging is very much at the forefront. The partnership with the EEX is intended not only to give Eurex a foothold in energy markets, but to enable Eurex and EEX to jointly play the leading role in the European energy markets.

The third aspect here to be touched on in the context of EEX is state-of-the-art technology. Eurex has developed – I would have to say, Deutsche Börse Systems, in conjunction with Eurex, has developed – a dedicated commodity trading system and also further specific applications required by the physical market. With this extension of our trading and post-trading IT portfolio, we cover the requirements of transmissions systems operators, or TSOs, organizing cross-border markets.

And last, but not least, clearing services are important. Clearing services are increasingly relevant for both financial as commodity products. The clearing link between Eurex Clearing and European Commodity Clearing, which is the clearing house owned by the EEX, is the backbone of our existing partnership with EEX and will serve as the basis for future developments.

Similar to Eurex Repo, commodity products and EEX will be a growing and increasingly important part of Eurex in the years to come.

Let me touch on Eurex technology initiatives. Eurex is in the midst of several large technology enhancements, from interfaces, to connectivity, to our core back-end systems. New member interfaces, designed for members that are not latency-sensitive, will be introduced at Eurex in November 2011. Native fixed connectivity for order management and market data are to be mentioned here. We are furthermore enhancing our network to provide higher performance and lower latency and our new data center offerings will provide enhanced proximity services. In April 2011, Eurex reached a very important milestone with the introduction of our new generation of trading infrastructure, when we started migrating the U.S. equity options market of the International Securities Exchange to our new trading system, called Optimize. With currently about 50 percent of all 2,202 products migrated, I am proud of the joint teams of ISE, Deutsche Börse Systems and Eurex, who not only built leading-edge technology, but also managed a very smooth transition, so far. The feedback from ISE’s customers is very positive. The new platform has only one-tenth of the latency of the soon-to-be-decommissioned former ISE trading platform and about ten times the transaction throughput of the old one. And that is with a completely untuned system. Once the technology people get into tuning, these numbers will be more staggering.

The core of the new technology is designed to be used in several of our other key technology initiatives at Eurex, including the Future Risk Management System. Our technology initiatives are driven by the following key objectives aiming to further refine the service quality to our members. First, zero footprint in our members’ infrastructure. Second, flexibility and tailored solutions for different groups of members. Third, highest level of data flow and performance transparency – and by performance, I mean of the system – transparency. And, of course, fourth, high performance coupled with high reliability.

Several of these enhancements will further increase our performance metrics and our operating efficiency and, importantly, shorten our release cycles. This will allow us faster time to market for new products, and new functionality going forward.

Getting closer to the end for Eurex, looking at clearing initiatives. The importance of central clearing for market integrity has been demonstrated during the financial crisis. Eurex Clearing – Reto touched on it beforehand – is one of the world’s leading clearinghouses, with a very strong home market position in Europe and aims to be industry leader in CCP risk management. Eurex Clearing is the only major CCP that since 2009 employs full real-time risk management for clearing derivatives. Since last year, we also make real-time risk data available to clearing and trading members through an optional data interface for their own risk management. Since November 2010, we also offer the ability to set pre-trade risk limits to control, for instance, maximum margin exposures from high frequency trading. Eurex Clearing’s strategy focuses on preparing for the new regulatory environment by expanding our clearing product portfolio, improving capital efficiency and increasing the attractiveness of our client clearing model.

I will briefly highlight the most important of our key clearing projects that are currently being undertaken. We are currently working to further enhance our risk management by introducing portfolio risk management to allow cross-margining between listed products and OTC products, offering buy-side and sell-side firms significant margin and collateral efficiencies. We are expanding our CCP clearing offering for OTC markets by working to introduce CCP services for OTC interest rate and equity derivatives, as well as for OTC security lending transactions. We are also working to improve our collateral management services, both in terms of the collaterals accepted by the clearing house as well as in terms of collateral locations.

Finally, we are introducing client asset protection services to enable the buy-side customers who so desire, to segregate their assets from the assets of their clearers. This will offer full protection of client assets within the clearinghouse and enable immediate portability of positions and assets in case of clearing member default.

The final slide for Eurex is the one that I started out with. These four factors that highlighted to you at the beginning – Distribution, Products and Markets, Technology, and Clearing – represent the “cornerstones” of our business model today and certainly also reaching out into the future. These four factors hold everything that we need to develop Eurex in the fastest possible pace.

I will seamlessly continue with MD&A. MD&A is a non-volatile business, with a high degree of recurring revenues. It’s mostly based on approximately 500 sticky licensing contracts and an equal number of vendor contracts, as well as more than 600 thousand subscriptions. Leveraging its stickiness, MD&A has delivered stable, highly profitable growth over the last six years, even – not overly affected by the financial crisis. Growth is mainly driven by constantly launching new tradable content. Consistently, over the last three years, 15 percent of sales were generated with products younger than three years.

To compliment the skill base necessary for innovation, MD&A completed three smaller transactions which enjoyed a full-year consolidation in 2010 for the first time. STOXX, Market News International, and Need-to-Know News. Ongoing innovation helped reducing MD&A’s exposure to data dependent to Deutsche Börse’s execution venue. Meanwhile, less than 50 percent of MD&A’s external revenues are being derived from Xetra and Eurex subscription fees. Nevertheless, MD&A products still build a significant base for profitable revenues in Deutsche Börse’s derivatives and Xetra segment.

On the signal side, we are on our way to become one of the leading sources for signals tradable on execution venues worldwide. Over the last 18 months, we have significantly enriched our algorithmic newsfeed, AlphaFlash, with macroeconomic content from Asian countries and corporate news from Germany. In addition, we have installed AlphaFlash infrastructure in co-location centers in Sydney, Singapore and Tokyo, so that trading clients can trade the content with minimal latency on Asian trading venues.

In the forthcoming 18 months, we will continue to roll out AlphaFlash and other trading signals globally, both content- and infrastructure-wise. We have already started to prepare for making AlphaFlash available in Latin America and Hong Kong. In addition, we will continuously add new, exclusive trading signals with global relevance, such as Treasury auctions or international corporate news.

Our STOXX and DAX indices rank among the top five underlyings for derivatives, ETFs and structured products worldwide. Our stakeholding in STOXX gives us the opportunity to turn the leading European index brand into a global leader in underlyings as well as benchmarks. In 2010 and ’11, we have focused on building the foundation for the global rollout. We installed local sales and service teams in New York, Hong Kong and Singapore. In February, we introduced the first layer of our global family with more than 1200 indices. By Q3, ’11, we will have completed the new index factory, shortening development times and enabling totally new index concepts. In parallel, our index business has not stopped launching new, innovative strategy indices like risk control indices or the ESG leaders family. Once migrated to the new development and calculation environment run by STOXX’s sister company, Indexium, our index business will complete its global rollout in 2012 through the introduction of next layers of the global family, through ongoing development and launches of innovative strategies indices overlaying the global family and finally, through the launch of customized benchmarking services.

Thank you for your attention and I will hand over to Jeff.

Jeffrey Tessler	I’d like to start my presentation of Clearstream by reminding you of the slide that Reto showed you earlier. Our financial performance has remained robust following the financial crisis of 2007 through 2009. Nonetheless, we believe that we are very well positioned for growth. And partly this is because of the economic environment that is going to benefit our core business and that is the potential or the increase in rates. They have to go up. They certainly can’t go down. And we think that both net interest income and security issuance are likely to accelerate in the near future. But it’s also because of the investments that we’ve made in positioning Clearstream in the past few years. Those investments are now starting to pay off for us. We are also operating in an environment which is going to go through significant change and that’s going to be as a result of regulation. And as a result of the drive for European and global standardization. The combination of our current position and the strategic investments that we are making in the context of these opportunities that are being afforded us by the regulatory environment and other changes means that Clearstream is poised for growth. Now, before I go into some of the growth areas, I’d just like a couple of points. One is, and Reto mentioned it, the CSD here in Germany accounts for about 11% of our business. That means well over 80% of our business is related to our international activities through our ICSD. Also, settlement activities is probably what most of you know us as, were 14% of our total revenues. Not that significant. What Clearstream is today is a provider of a broad range of security services on a global basis. In fact today, 18% of our 2010 revenues were generated from Asia Pacific with a large concentration in China.

This is actually a chart I showed you last year, and what it shows is that our core custody and settlement continues to grow despite the loss of revenue from such products as structured finance products, which just aren’t being manufactured any more. But, the revenue grew from increase in new clients and new product offerings in GSF and IFS. GSF Global securities financing and IFS is our funds product. And we’ve made significant gains in our core business along with, in terms of market share, our core business along with the GSF and the IFS product offerings. Significant future growth opportunities in GSF and IFS are present, and I’ll talk about them in a moment. And, also as I mentioned before, net interest income should be a positive factor for us going forward as our balances are at all time highs. On the right hand side in the lower right hand, it shows that you that we have been very, very good in terms of cost discipline. We actually did the move to Prague before the financial crisis. We began in 2007. We established an operation center in Singapore last year. Gregor will go through the cost synergies and the cost efforts that we’ve made on a group-wide basis, and Clearstream obviously has participated to the fullest extent in all of the group-wide efforts. The net of it all is our operating capacity has increased significantly against a reduced cost base. And the slide that I’m most proud of, and this is the one I showed you last year, is the one in the upper right. And what this slide basically does, it takes net interest income out of the equation. Net interest income was never part of the ICSD model. Of course, it is. But what it shows you, in 2004 without that net interest income we would have made €58 million. In 2010 without net interest income, €266 million. We grew our revenues. We grew our market share. We kept costs under control.

In terms of the interest rate environment, you can see our balances continue to grow. They’re at all time highs. They are actually even higher than that — the €8.1 billon, as we speak. Two reasons for that: one (and you can see that underlaid in the graph) is the increase in settlement volumes. There is a direct relationship between the settlement volumes and the cash deposits because they are related to settlement transactions, the purchase and sale of securities. But something more important or just as important, those balances are going up because we are viewed as a safe haven. As a bank, and even though we are not actively soliciting these deposits, the deposits are coming because we have a very transparent balance sheet, which I’ll show you in a second. And transparency and simplicity is a good hallmark today. On the right hand side you can see, we have seen a little bit of a pick up in our net interest income. Obviously, the balances are high, and we have started to see some pick up in money market rates along with the ECB increasing short-term rates by 25 basis points. But we do operate with a very conservative profile. You can see our Tier 1 Capital of 29% should place us, put us, in a well position to meet the challenges of Basil 3. Obviously, we don’t know the specifics of Basil 3. We have some indications, and we feel relatively comfortable with the 29% Tier 1 capital. We’re in good shape. Just so you don’t ask the question, and I’ll answer it before you ask it. Why did it go from 18% to 29% from last year. It had to do with classification of non-rated bonds. We had to take a capital charge against them even though the issuer of the bond was rated. We sat down with our regulators, we discussed it and the regulators agreed that the capital charges were not required, and that caused the significant rise to 29%. In terms of the risk profile, it’s as simple as can be. On the liability side of the balance sheet, we have those client deposits, the $8.1 billion; we have our own capital of about a billion and that’s basically it. On the asset side of the balance sheet, we’ve taken those client deposits, we either put them into the central bank, Banque Centrale du Luxembourg, or we have them in secure transactions. I think over 91% of our placements with the central bank were secured. In terms of our investment portfolio, 91% of the investment portfolio is concentrated in German and supernational European securities. And also, as a bank, you have to understand we are not a normal bank. We are a transaction bank. The credit lines that we grant are for intra-day purposes for the most part, and usually at the end of the day there is virtually nothing or a little bit of overdraft activity. So on the asset side, there is no portfolio of subprime loans. There are no construction loans. There are no typical banking assets. And that’s what the clients like about Clearstream. And that’s why we have the AA rating. We’re simple. We’re transparent.

I want to talk a moment about, I mentioned before GSF, Global Securities Financing, and our investment funds services. Because these are the two areas, along with net interest income, that we think really will present opportunities for us in the immediate future in terms of growth. In our business, in the past, the driver of custody decisions was based upon settlement efficiency, and that’s the past. The future is about efficient management of collateral. That’s at the top of all of our clients’ must-have lists, and we believe we’re the global leaders in providing these solutions. We have been focused on collateral management for more than a decade. In my view, there have been two significant evolutions. The first evolution, and Andreas referred to it, was the creation of the DBAG liquidity hub, was the Euro GC pooling. That’s where we really proved to the market the value of the Deutsche Börge integrated model, where we could, in the midst of a financial crisis, we could come up with a product that combined trading, clearing and collateral management settlement and basically took the counterparty risk out of the equation. You can see from the GSF outstandings on the left hand, upper left hand side, exploded post the financial crisis. So, evolution number one, the value of the integrated model.

Evolution number two, we are living it right now. Our clients demand efficient management of collateral, and they do it today because their counterparties require it and the central banks require it. But, as we speak, significant new requirements are being outlined through Basil 3, Dodd-Frank and EMIR, which is the European Markets Infrastructure Regulation. With the DBAG liquidity hub, and the DBAG liquidity hub is the concept, is the single pool of collateral covering multiple venues, covering multiple asset classes that one collateral manager can move his collateral positions around the world. Now, we’re actually in the process of doing that; we are expanding. We have a significant breakthrough, Reto mentioned it, and that is with CETIP, who is the Brazilian OTC trade depository. In two weeks, we will launch our joint program with CETIP, and it will be the first time anyone has managed collateral outside of their depository and outside of their time zone. And within the collateral management world, I think this is a sort of a groundbreaking event. And we are already in discussions with other major markets around the world about doing similar transactions. So, expanding that liquidity pool, expanding the number of venues and now truly doing it on a global basis.

Now, as a depository, and we are linked to other depositories, we are sitting on top of precious liquidity pools that are critical to our clients. Our ability to effectively manage these pools of liquidity is going to be a differentiating factor for Clearstream’s future success, and we believe we are well ahead of the competition.

Let me talk about another hot area for us and Frank had mentioned it, it’s our solutions for the funds industry. And solutions for the funds industry is about bringing efficiency to a market that is still highly dependent upon phones and faxes. And, through our European funds hub we have delivered that efficiency. Through Vestima Plus, which is our order rallying system, we have an “open architecture” which allows us to provide order rallying whether the client has custody with us or not, and we are the only ones to do that. And along with bringing settlement efficiency to the market through the establishment of central facilities for funds, which I have gone through in the past. And the net result of all of this is, is what you can see on the top chart. Sales and revenue are growing very, very strong, and the chart on the bottom is equally as interesting because that shows you the untapped potential in this market. It is a market of €8.1 Trillion. Clearstream sitting in Luxemburg on top of the second largest funds market in the world. Right now we have had significant growth, but we’re still only at €220 Billion in terms of custody assets.

The hot topics for the future are going to be funds trading, as Frank alluded to,

and what will also be very, very important is we have just started allowing our customers to use funds as collateral. In terms of the strategy, I will just go through this just quickly because I have gone through it in the past and nothing has changed because we are still on the same path we were last year. On the top you can see that there have been a lot of external events that have impacted our business. But, I think the one that has impacted us the most or could impact us the most is Target2 Securities.” Prior to Target2 Securities, it was actually Euroclear single settlement platform that most concerned us, and you can see from Clearstream’s strategy, back in 2005 we began a strategy development that was based upon interoperability and partnership, so instead of building a single settlement engine, we would partner with other market participants, other CSDs. We would move them up the value chain in terms of excellence and asset servicing. Even back then we knew that global collateral management was going to be a must have and to provide the solutions for the investment funds. In the period 2008 – 2009, that’s when Target2 Securities looked like it would most likely become a reality, we launched Link Up Markets which was our way of creating the virtual concentrated CSD with 10 other CSDs around the world. And with Target2 Securities it really opened up the opportunity for us to move into other markets because Target2 Securities is basically changing the landscape of Europe. And the markets that we have decided to move into, and I did explain this to you last year, is the cross-boarder equity custody market which is a market today that is served by the agent banks. So the idea through building out our asset servicing, building out our global collateral management, we’re able to go to a client and tell them that we can provide them a single point of access into multiple markets of Europe linked together with other CSDs, provide them the same level of asset servicing that they get today from the local agent, do it at a reduced cost because we are eliminating the local agent, and on top of it give them a solution around their collateral management needs. Obviously it’s meeting with a great deal of optimism and success in the market. But for T2S, there is a cost associated with T2S, and I’ve been pretty clear about this before, and this slide basically just shows you what the costs are going to be in terms of that there will be a cost associated with the implementation of T2S that will probably, it will start later this year, but going into 2015, we think the cost level is manageable probably in the low single digit millions per year for the next four years. And once T2S is launched, there will be an increase in our marginal costs, the variable costs, because we have to pay the Euro system €0.15. The positive side of it is not everyone is going to want to connect directly into T2S, we will become a concentrator, a gateway into T2S, which we think will more than offset the costs, and it opens up the gateway to the cross border equity space that I referred to before. A space that we estimate is between €1 and €2 Billion in terms of revenue potential for us, or that’s the size of the market.

The last slide that I want to show you, and hopefully, I know my business is a bit of an esoteric business and not all that well understood sometimes, and we just wanted to sort of put on one slide, what it is that we do. I just call your attention to the far right hand-side of the slide on the bottom, where we stop on the top, it starts with corporate trust fund accounting, fund administration, asset manager, hedge fund services and asset management advisor services. This is the Global Custody business. This is where the Bank of New Yorks and the State Streets are. This is not where we are going. We’re going to the left-hand side, and we’re already there in terms of building out our depository services, building out our value added services, building out our collateral management services, so we are able to be the market leader between the agent banks which you see on the bottom. So, we are not going into the global custody space, but we are going to continue to be the market leader in that space of core custody, asset servicing and collateral management. So, thank you for your attention and I’ll hand it over to Michael.

Michael Kuhn	So, now I am operational. Good afternoon. And that is from my side. And you have heard a little bit from my colleagues about what the technology is providing to them. And now a little bit of a closer look at what are those activities we are providing to the colleagues in a certain way governed. And that is relatively easy. There is one common theme we have in the provision of our services, which is making more and make it faster. And that’s a little bit so what’s valid for both say the delivery of our services as also the construction or adaptation of our services. And this must be in a certain way achieved by even maintaining all the other qualities, meaning, for example cost reliabilities, scalability of our services. Now looking at these concrete examples, we have been faced with a more or less constant increase in volumes. In this regard this is Eurex, where we have seen over the last six years more or less fifty percent yearly increase of quote activities and we have achieved to manage that and provided this increase while more or less maintaining the cost for the bank-end infrastructure of Eurex flat so there we have seen a cost increase of around five percent. And it’s not only about save the sheer volume we have to process, the other also demand in the market is, we are facing a demand for ever reduced round-trip times so it means in essence we have to provide for an infrastructure which adopts to this, say, speed-up, and there from the same standpoint, time standpoint, we have been able to provide, say, a reduction in round-trip times of around fifty percent also – forty-six percent annual negative growth rate – so this is a reduction rate. Now, having achieved the level of around 900 microseconds, where both Xetra as well as Eurex are able to provide those services to our customers, this uses to make this clear, not the peak speed – this is using the thirty-percent quantile. In which way we have managed that, and this is a constant increase or say constant refinement and tuning our infrastructure using both software measures as also hardware measures, latest technology – whatever is possible

– and this is not a trajectory where we are, say, assuming that we have there the ability to stand still, but we have also means available to, in a certain way, expand this trajectory also for the future, and only to mention two, say, new points, we are planning in the near term. We have on the one side, certain improvements both mentioned by, I think Andreas as also Frank, in place, where we in the second half of this year are providing improvements to the host infrastructure, which will reduce those round-trip times for an additional thirty percent and we have a new technology at hand which in a certain way starts a new game technology-wise, and this technology starts at a mere 300 microsecond round-trip times and we are very confident that we in a certain way can stay with this trajectory we have seen and delivered in the past also for the years to come. But, say, service delivery is only one dimension. The second dimension is making the construction of new services or the adaptation of existing services more agile, faster, and also being in this dimension and this aspect, being able to develop faster and develop more for the same investment. And what we are using there is, say, in essence, two major aspects we are now relying on a new clear model or concept of new trading or a new system architecture where we are staring to deploy this architecture at the trading end, now also being expanded towards clearing, where we have a strict separation of technical and functional layers, where this gives us real choice of what we are using for what purpose in this architecture. We are, on the other hand, also in the rollout of a zero footprint interfacing environment with our customers decoupling our activities from what a customer has to do with we are changing. And, late but not last, we are also using a new software development methodology which brings us to a new level of ability in respect of changing or adapting our services. With those measures we are able to really use the best choice for a given service we have to provide. We can in a certain way use for non-differentiating part of the service something which is off-the-shelf available, based on the fact that we are using Linux or standard-industry architecture and open-source components. We are able even to use open-source components in those infrastructures. We are able with this infrastructure methodology to increase substantially the way we are able to provide changes to the market. We are now with this new environment really able to provide a fully tested change in less than one week to the market while in today’s more, say, batch-oriented approach of software construction, this means, in essence, less months to get the same quality out. And we are able to move without affecting any number any more. Today’s world means, in essence, we have to go in concert. If we are changing, customers must change with us and in this new world, we can’t move without our customers. Making us really, say, putting us in a new world in respect of our abilities to adopt to whatever changes in the marketplace. And, last but not least, this is also something that’s cheaper, because we are using this in an environment from an architecture and construction standpoint, substantial parts are automated. This holds true for both the construction of software as also the testing and by those means we are assuming that we can get up to forty percent less effort to provide for the same functionalities. So, also there, where we can get more bang for the buck. And, I’ve mentioned this partly in the infrastructure, we are now moving to something which is more or less standard space, means, in essence, we are using Linux and therefore industry architecture components, and, at the end of the day, this is not only the new infrastructure, we are moving into this technology, we are also moving, say, existing services into this single technology stack, at the end of the day constructing something which is far bigger than the different systems we have as of today. And by those means, we are providing for an infrastructure where one can make use out of virtualization, so making better use out of existing inventory and giving us, in this respect also, say, totally new quality in our ability to react on market demands and also being able to have, say, new concepts in respect of, say, using the infrastructures we are providing as of today. Last but not least, we are at the moment really of the strong conviction we are geared to being able to deliver what’s required and this can one label with more and faster as one, say, governing theme and in both dimensions, holding true both for service delivery with the new architecture, our standardization and platforms which are using industry standards, therefore being substantially cheaper and this in a context where also the processes are, or say the infrastructures, are substantially faster than today. And, on the other end, say, in respect of adaptation of services and constructing of services, we are also at this end, being able to construct faster and providing this for less. And, all in all, this keeping costs contained and maintaining today’s qualities of these services or even improving beyond. Thank you.

Gregor Pottmeyer:	I am now turning to operating efficiency and capital management. On this page I would like to give you some more details on the group’s operating efficiency, putting our revenue development in perspective to the development of our cost base. Despite the increase of total revenues in the period 2005 to 2010, our cost base has remained very stable. This translated into a significant improvement of the EBIT and the operating margin. Our ambition is to continue this long-standing track record for profitable growth also in the future. This will be supported by the comprehensive efficiency measures that are designed to optimize operating processes and cost structures. Since the announcement in the first quarter 2010, we have significantly accelerated the implementation of those measures. The expected total cost savings will be fully realized one year ahead of the original schedule. Instead of €85 million, we will already realize €115 million this year. And the full run rate of €150 million will be fully achieved in 2012. The acceleration is mainly a result of the faster than anticipated implementation of staff-related measures. This streamlining of the group’s management structure is already fully completed and around 85% of the employee measures are completed through individual solutions as part of voluntary leaver schemes. The accelerated implementation of efficiency measures and the rigorous cost discipline in the first quarter of 2011 is the reason why we have reduced our total cost guidance for 2011 as communicated with our first quarter results. We now expect operating costs of €819 million in 2011, which is €35 million below the original target. The volume-related cost guidance changes from the ranges of €235 to €255 million to around €255 million. Guidance for total costs in 2011 is thus €1,145 million, compared to the original range of €1,160 to €1,180 million. On a like-for-like basis, the guidance for total costs is down five to six percent to €1,105 million. As part of our initiatives to optimize operating efficiency of the group, we have completed the move to this building here in Eschborn. The move is expected to result in a further improvement of the effective group tax rate to around 26%, a level we have already achieved in the first quarter 2011. Turning to the next page, I would now like to focus on our capital management program. Continuing past practice, our commitments to distributions remain unchanged. Our capital management policy foresees the distribution of funds not required for the group’s operating business and further developments to its shareholders. Under this policy we completed the largest capital distribution program in the exchange industry from 2005 to 2008. €2.9 billion, thereof €1.0 billion dividends, and €1.9 billion share buybacks. In 2009, we implemented an interim holding for Clearstream to further strengthen the AA credit rating of our banking subsidiary. Our highly cash-generative business model allowed for a stable dividend of €2.10 per share in 2009 and 2010, despite the difficult market environment at the time. The strong financial position and excellent credit rating profile is illustrated by the capital management matrix shown on this slide. On the group level, one of the rating criteria is a minimum requirement to achieve an interest cover ratio of 16 times. For 2010, excluding the cost for efficiency measures, the interest cover ratio stood at 16.8 times. In order to safeguard the AA rating of Clearstream Banking SA, we are committed to maintain tangible equity, that means equity less than tangible assets, above €700 million at Clearstream International SA, and above €250 million Clearstream Banking SA. Further, we intend to maintain the profit participation rights issued by Clearstream Banking SA to Deutsche Börse AG. In addition to the rating agency criteria, both Clearstream subgroup and Eurex Clearing AG are subject to solvency supervision by the German Banking Supervisory Authority, BaFin. Therefore, their solvency ratios must be a minimum of eight percent. All entities very comfortably complied with regulatory minimum requirements at all times during 2010, as you can see from this chart. Besides a comfortable capital situation, we have a rigorous approach to risk management across the group. Even during the height of the financial crisis we have not suffered any operational or credit loss at

Clearstream, and have also managed the Lehman situation at Eurex Clearing without any losses. This concludes the Deutsche Börse part of today’s presentation, and I’m now handing over to Duncan.

Duncan Niederauer:	Thank you, Gregor. What I thought I would do is, we’ll just hit a few slides that touch on a few things, some of which you may have seen in our annual shareholder meeting presentation a month or so ago. And then I believe we’re scheduled to take a short break, and then we’ll come back, and Reto and I will present together. So, what my presentation’s going to touch on is a quick review of the first quarter, and I promise this the last time we’ll talk about the first quarter, but it was such a good quarter that we love to keep talking about it. And then I think what we also want to show is some illustrations that the strategy that we’ve talked about for the last two years around this capital markets community, why we think it could lead the evolution of our industry, and we think the merger is more evidence of that. We just want to give a few illustrations to show that it’s not just words, in fact, it is working. We also want to talk about our results that we’ve had since, really, 2009, and what that’s translated into in terms of shareholder return. And then, as I said, after the break, Reto and I will come back and present together why we think putting these two great companies together accelerates both of our strategies, which I think you’ll have evidence are doing quite well on their own, from a stand-alone basis.

Going back over the first quarter, really a terrific first quarter for both companies. I’ve just got the numbers for NYX on here. If you think about all the metrics you’d want to look at, year on year, quarter on quarter, revenues up, expenses down, operating income up substantially, EPS, quarter on quarter up 50%, year on year just over 25%, and you see the resulting expansion in operating margin and EBIDA margin. What we also like particularly about the quarter, and what we continue to like about the business model is, in spite of others in our industry would say, that it’s better to be focused on a single asset class, a single region, be more one-dimensional. I think you’re looking at two companies that firmly disagree with that assertion. We believe there is room to be a global company. We believe there is room to be exposed to different asset classes, and we think this quarter for us is another great example of the importance of diversification You will also notice that, not only was it a terrific quarter in all three of our business segments, but the company continues to be less and less reliant on our traditional business, which was really the cash trading and listings business, and specifically, the U.S. equities business.

Now, highlighting each of the businesses, I wanted to hit some highlights in the first quarter in each business. In our derivatives business, probably the most important milestone we hit during the quarter was launching NYSE Liffe U.S. interest rate products and, with that, the coincident launch of NYPC, our capital efficient clearing house that we did as a joint venture with DTC. As you’ll see in a few minutes, the slide’s already a little bit out of date. The market share has grown beyond two to three percent already, and we’ll talk about the growth in open interest on a subsequent slide. But that business continues to be a very pleasant surprise out of the gate. First quarter in our other core derivatives businesses were also very strong. NYSE Liffe volumes rebounded very nicely, as did the U.S. options volumes. The cash trading and listings business was actually a star of the first quarter. I don’t think anyone would’ve expected, sitting here six or 12 months ago, that the U.S. would be number one in global IPO’s year to date in 2011, but I’m happy to report that we are. And, in the second quarter, that success as a company has been augmented by some pretty major listings in our European markets, just really in the last couple of weeks in France and the Netherlands. We’ve also continued the transfer momentum that we have enjoyed against our primary competitor in the U.S. that has carried over from 2010 into 2011. And underneath all of that, the core volumes in Q1 for both our European business and our U.S. business on the equity trading side were very strong. Those of you who pay close attention to these metrics on a daily basis will know that the U.S. has pulled back a bit in Q2, not the least significant of which has been the reverse split of Citigroup. Many of you who follow this will know that Citigroup was accounting for something like half a billion shares a day of volume in the U.S. market, obviously with a ten-for-one reverse split that’s taken a big chunk out of the volume. So, we report volumes everyday. I think you all know what they are. They’ve hung in there in Europe in Q2; U.S. is off a bit. I will tell you, on the listings side, the pipeline remains very, very strong, and we think the success we’ve had, particularly in what I would call the internet/social media/disruptive innovator space, to have already won demand media, to have already won LinkedIn, to have had Pandora file with NYSE language, I think we’re well on the way. If you combine that success where, historically, we had very little success in that sector, and the success we’re having in the same industry on the IPO’s coming out of China, I think we are extremely well-positioned, the pipe-line’s very strong.

In our technology and market data business, a record quarter in terms of revenue. Operating margin’s approaching the 25% number, which has been a target of ours for awhile. We successfully launched the MTF for Goldman Sachs. We are hosting it, we are managing it, they basically outsourced that entire initiative to us. We successfully migrated all of our NYSE Arca businesses to Mahwah, and while we can’t mention the name yet—it’s not public—we did get our first major infrastructure as a service deal from one of the leading global banks. So, more to come on that. Lastly, we launched our cloud strategy in conjunction with EMC and VM-Ware last night in New York, and we’re doing an all-day conference to talk about where we go from here with the cloud. Little bit more on diversification. As I touched on earlier, very good quarter for NYSE Liffe volumes, and they’ve hung in there in Q2. Very good for U.S. options. They have also reasonably hung in there. U.S. cash, I talked about, down a little bit. And European cash, a very strong Q1, followed on by a Q2 that’s much higher than big parts of 2010.

Now, a couple of examples of how the strategy’s really coming to life. First, NYSE Liffe U.S. and NYPC. So, I think you’re all familiar with what it is. We took our great Liffe brand name, extended that to the U.S., used our proven technology there, partnered with six or seven of the leading market participants to be our partners in NYSE Liffe U.S. We took our global client base that was already connected to trade all of our derivative products, and it was just like introducing some new products to them. We piggybacked a long partnership we’ve had with DTC to work together to take the fixed income clearing and settlement that DTC does for the cash bonds, couple that together with listing the interest rate derivative products, and provide a capitally-efficient clearing solution for the banks.

Now, the chart on the upper right here shows the progress that we’ve already been making. So we launched this a little more than two months ago. We’ve had several days where we’ve been north of 5% market share. Open interest is already between 350,000 and 400,000 contracts in the eurodollars. We’re averaging about 75,000 contracts a day, and we’ve yet to connect a majority of the client base.

In fact, some of our key partners in the initiative are still testing on kind of a daily basis. They have not sent nearly the volume that I would anticipate they would send in the coming months. And this success is really limited so far only to euro dollars. We’ve also launched some treasury products, but I think until we get through the June expiration, people can validate that it works, I really wouldn’t expect to see a big up tick there. We’re only averaging about 5,000 contracts a day in treasuries so far.

Open interest picking up a little bit, but not nearly the success we’ve had in eurodollars. So, eight to ten weeks into it, we’re well ahead of our projections. We were hoping to have, sort of, half a million to a million of open interest by the end of the year and 250,000 contracts in volume a day in eurodollars. I think we’re well on our way to surpassing those goals.

Another example of the strategy coming to life is our partnership with other key market participants to reinvent the NYSE Amex platform. You’ll remember we did a deal to acquire the American Stock Exchange and all of its assets in early 2008. We would attribute roughly $100,000,000 of that acquisition cost to the options business which we bought, which, at that time had just under 6% market share.

Having put in our technology, our infrastructure, built the partnerships, put our market model in place, in just really two years that has grown to nearly 14% market share. So, we’ve built a 14% market share enterprise, coupled with NYSE Arca, which has a similar market share, we’ve got 25, 27% share combined in the U.S. options market, and we’ve probably spent something like a hundred to two hundred million dollars to acquire those assets. So that’s something we’re very proud of, and you can see the Amex platform that most people in 2008, 2009 thought was dead is now a 14% market share participant.

One more illustration just on the technology side. You can see on the top half of this slide, these are trends we believe are here to stay: asset correlation, fragmentation, some commoditization on the trading technology side, high-frequency trading, cross pressure that comes from all of that. That drives new demands from the marketplace. We think we are extremely well-positioned to deliver what these clients are looking for, and we think the merger with DB, as we’ll talk about shortly, just accelerates and enhances our ability to provide some of these services and address some of these demands.

Now, if you’ll look on the bottom—I won’t bore you with the product suite—but we are starting to see more and more uptake for these products. This has become much more than just a co-location exercise, and what you’ll see us talking about in New York today as we talk about the cloud and the infrastructure is a service business, a lot of these clients are now articulating their demands to us in the form of outsourcing pieces of their infrastructure to us that they would never have dreamed of doing a few years ago. But if you think about the pressures they’re under, if you think about the services we can now provide, which will only be enhanced with the merger, it makes a lot of sense for these clients to outsource some of the more complicated, expensive parts of their infrastructure that do not impact their own clients’ experiences. And we think we’re on to something here. We think that the big banks that are beginning to use us already are evidence that this is a potential big growth business for us. So we’ve got a lot more work to do ahead of us as we think about now stapling on risk management services, other potential trading services, making the network even more global, etc.

We’ve put out a billion-dollar revenue target for our own company, for this business, that we hope to achieve by 2015, in combination with DB which, if you put our data and analytics business together with DB’s, and our technology business together with DB’s, we think that’s already an eight or nine hundred million dollar business as early as 2012. So I think we will stick to the billion-dollar revenue target, but you should expect us to be achieving that objective in a faster timeline, given what putting the two companies together gives us the opportunity to do.

Now, at the same time we’ve been doing all of this, we’ve been managing our expenses down, managing our capex down, and, no surprise, continuing to delever. We finished Q1 at roughly 1.8 times, given that Q2 is always a good quarter for us in terms of cash flow. For various reasons—some idiosyncrasies about SEC fees, listing fees coming in—we expect to be as low as 1.6, 1.7 by the end of Q2.

So you can see costs coming down, capex coming down to a more kind of maintenance level because we’re finished with the data center build, and deleveraging continuing.

Coincident with that, you’ve got productivity enhancements as well. So, the left side of the slide shows head count, which has gone down consistently, year on year, revenue per employee, which has gone up, and it leaves us and Deutsche Börse somewhere in the middle, better than the equity-only exchanges, but not as good as the derivative-only exchanges. I think it’s a clear aspiration of ours, collectively, that, given what our revenue target and what our head count target should be, you can expect us to be much closer to the levels of the kind of core derivatives businesses, which I think is pretty impressive for an integrated exchange that has all the businesses that we’ll be operating next year.

You’ve seen the results the last two years. Other than a couple of slower quarters in 2010, pretty good trajectory on revenues, pretty good trajectory on EPS, and that’s translated to best in class shareholder returns. Now, to be fully disclosed, we only took these returns through what we call “the unaffected stock price” in early February, so this does not take into account the 10% or so incremental return we’ve seen since early February, when the deal was first announced. So, going back 24 months, it’s been roughly 100% shareholder return, going back roughly 12 months, it’s been north of 50%, and just year-to-date, through February, it was 11%, and we’ve seen roughly another 10% gain since then, since the deal was announced.

So, Eric, with your permission, I’ll stop there, and you can take us to the break.

Eric Müller:	Well, this is German efficiency. Thank you very much. You’ve kept it exactly to the timetable. Thank you. Everyone, we’ll meet again at 3:30, so a half-an-hour break for everyone. Thank you.

Eric Müller:	Thank you. This brings us to the second part of the Investor Day, and this part of the Investor Day is about the combined group that we are creating here, and I don’t think we need the full hour for the presentation, so if that is the case, we will just start the Q & A immediately after that, and depending on the amount of questions we have here in the room, we might finish a bit earlier than 5:30, but let’s see how quick we go through the presentation. So, over to you Reto.
Reto Francioni:	Thanks, Eric. Ladies and Gentlemen, The proposed business combination of NYSE Euronext and Deutsche Börse presents a unique opportunity for our companies and for our shareholders and for our clients. It will enable us to create the world’s leading exchange organization. First, it is strategically compelling. Combining the two companies represents a real quantum leap. It will bring two of the world’s most renowned and most successful exchange operations together under the same roof. NYSE Euronext is not only one of the world’s foremost exchanges for listings, a leading provider in the cash market and an outstanding derivatives house, but is also a brand which is recognized like no other. Deutsche Börse with its complementary product portfolio leads the way in derivatives trading, clearing and risk management, as well as in post-trade operations. By combining these two firms, we will be creating the world’s leading exchange organization. The transaction will make us the world leader in derivatives and risk management, one of the biggest and best-known financial centers for listings worldwide, the leading provider of high-growth technology services and market data, as well as the renowned family of STOXX indices, and the global pioneer in international, post-trade services. Second, the transaction is financially attractive. We expect €400 million in annual realm rate cost savings and at least €150 million in revenue synergies through cross-selling and distribution opportunities, as well as new and improved offerings. The transaction is expected to be immediately accretive to adjusted earnings for both NYSE Euronext and Deutsche Börse shareholders. We will see increased exposure to high growth derivatives, clearing, risk management, post-trade index and market data activities. Third, it is delivering value to all stakeholders. Shareholders get leading scale and diversified full-service platforms, superior value creation through an enhanced growth profile and significant synergies. They also have an excellent position to expand in emerging markets and new asset classes. Investors will get deeper, more liquid and transparent markets with simplified global connectivity. Intermediaries will have improved risk management plus a cost and capital efficiencies. They will have cross margining opportunities and more efficient collateral management. Issuers will have continued confidence that they are listed on the premier global exchange. The global listing venue of choice with increased visibility and global access. Creditors will benefit from our strong cash flow generation and credit profile. Employees will get a global franchise with a local leadership. They will have enhanced career opportunities. Given the global reach and scale of our combined companies we will be well positioned to work with regulators to facilitate transparency and standardization of the global markets and at the same time preserving national regulatory models. The combined group serves as natural partner for harmonization and transparency across jurisdictions, providing stability to the financial system. With the combination of the current strategies of Deutsche Börse and NYSE Euronext will be accelerated. This will be a transformational deal that will enable us to develop new products and services that will shape the exchange industry for years to come. The markets are global and participants are looking for a partner that can provide services across the value chain. The combined group will have leading products and services at every link in the value chain — pre-trade, trade and post-trade. Whether it’s a buy-side customer, a sell-side customer or an exchange, we will be in a position to provide integrated services no one else can. Product suite and footprint will be highly complementary. Our clients will have unparalleled access to markets, products, information and settlement around the world and around the clock. The combination of both companies will create a world leader in the major asset classes and services. First, for our derivatives businesses, we are bringing together two complementary businesses in Eurex and the New York Stock Exchange Liffe. Combining these complementary platforms will allow us to deliver innovative products and capital efficiencies to clients and create a more compelling value proposition for established European benchmark products globally. Second, the combined cash trading and the listing business will create the exchange group with one of the deepest pools of liquidity for European and U.S. securities, and it will become the most iconic venue for capital raising in the world, growing listed companies from around the globe. Third, the combination of high growth market data and index businesses as well as technology services will create one of the largest capital market technology and data service company in the industry. We will create leading scale in the exchange industry. At today’s market prices, the combined group market capitalization would be €17 billion, excluding synergies. The combined total net revenues based on 2010, amount to €4.1 billion. Together the pre-synergy EBITDA for both companies amounts to €2.1 billion. This makes the combined group the world’s largest exchange group in terms of revenue, EBITDA and operating profit.

Let me now turn to Duncan.

Duncan Niederauer:	Before I start, I just want to go back a few slides because I think this may be the greatest slide of all time. So I just wanted to pause there for a minute just to let everyone kind of take that in. I mean that’s, that to us is what the magic of the merger is all about. You heard Reto talk about what’s on this slide and what we’ve done is take the markets in the center of this slide and you think about all the services and all the products that let you provide just by being in the markets business that your entree to build this diversified global capital markets company that we’re in the process of putting together. So we’re happy to autograph this slide later for anyone who would like to take a copy home with them, because I think it’s truly a great slide.

Now Reto talked a little bit about building leading scale with this business and this slide talks a little bit about what that leading scale looks like. You know from our point of view having a mix of business where roughly 30% comes from the U.S. and 70% comes from the rest of the world – that sounds about right to us. If you think about some of the great companies that Reto was thinking about when he mentioned having the leading issuer community in the world, a lot of those great companies have a similar mix to this, you take a GE, you take a Proctor & Gamble, you take a Coca-Cola, they’re all basically in the 30/70 mix as well so that’s what great global companies do and this company will be no exception.

If you look on the right hand side of the slide, I think there are a couple of things to highlight. What this leading scale also means is it’s very diversified. You can see none of the businesses account for even 40% of the revenue. Derivatives accounts for a little less than half of the EBITDA going in, but I think we’ve got some other good growth opportunities in some of the other businesses that should even out over time. One sound bite that some of you might know have heard me use before is of the $5.5 billion of revenue that we think the company can earn in, you know if that turns out to be roughly the 2011 number – if you think about that for – in the following context, that’s pretty remarkable. Seven to 8% of that $5.5 billion would be NYSE circa 2005 business. So if you think of the NYSE just 5 or 6 years ago, before Euronext, before Archipelago, before the technology acquisitions, before the re-insourcing of clearing, etc., before the DB merger, instead of being something like a $400 million top line business, it’s going to be part of a company that’s got a $5.5 billion top line. So if people wonder why we’ve done a lot of the things we’ve done in the last five years, the good old days which is only 2006; the NYSE came into 2006 as a large cap US equities listing venue basically. That was their business. And here we sit going into 2012, you know about that, be part of a company that looks like that, I think that’s a remarkable transformation.

Now if you think about what leading scale means, it also means in each of these businesses, we believe we’ve got an opportunity to be a leader and that’s why we’re excited about the strength of the integrating business modeling derivatives. We’ve already touched on some of the highlights in Andreas’s and Reto’s presentations. One thing we haven’t touched on is what’s really underneath this integrated derivative exchange we’ll be able to build, is the opportunity by putting Liffe and Eurex together to deliver capital efficiencies to the marketplace that the market hasn’t seen for quite some time.

We’ve collectively already identified what looks like 3 billion in capital that we could expect to return and it may be even more than that as the systems get tuned. What’s also important from a customers point of view, is it’s obviously going to be a much bigger suite of products that they will be able to connect to with one connection. So there will be some operational efficiencies as well, and we also think that we’ve positioned ourselves to be the most attractive partner as the OTC markets develop given the breadth and depth of our derivatives business coupled with what Jeff and his business at Clearstream bring.

On the right hand side of this slide, Reto touched on this as well. There’s no question this will be the issuer community that everyone else will envy. If you go back a few slides, and you looked at the capitalization of the companies that will be listed on the NYSE Euronext-DB combo, it is basically the same as the next five largest exchanges globally. So there’s no question that our community is just is clearly second to none.

Within the European theatre, you’re putting together the markets that collectively account for roughly two-thirds of the eurozone’s GDP. Frank talked a lot about the success Xetra’s having. We’re proud of the success Euronext is having – you put the two together, you’ve got something like 28% market share. You can see on the bottom right, that’ll put us number one, but, you know, it is, I would call it a 3 horse race in terms of market share right now. You’ve got the LSE-Italy combo, you got the BATS-Chi-X combo and so each one of those is shooting somewhere between 20 and 30% so I think some work to do there but extremely well positioned and clearly the leading capital raising venue in the world.

The same time you’ve got these other businesses, you’ve got the information services, and tax solutions business which we’ve talked about a lot in my earlier remarks and in some of the other presentations. You take Deutsche Börse’s analytics business, data business, the STOXX franchise – the values should not be underestimated. This is a fantastic franchise and really NYSE Euronext has nothing remotely close to it.

On the other side we’ve got the SFTI, we’ve got the NYFIX network, we’ve got this growing infrastructure as a service business, you put those together, you’ve got state-of-the-art data centers in the footprint. It should be pretty easy to take this business to a billion dollars in very short order and we think that’s a very high growth business. And on the right hand side of this slide, Jeff’s talked a lot in his earlier presentation about where we can go with Clearstream already a market leader and a position that we believe we can contribute by introducing the Clearstream folks to a lot of the buy-side and sell-side people that are in our network who are naturally already customers of ours that may not be known to Clearstream and we can at a minimum make it a warm call. So I think, you think about those four businesses, there’s a case to be made, that we’re a market leader in all four of the businesses in which we’re in.

Now some of our other stakeholders are interested in our financial success but they’re more interested in what it means to them in terms of how they interact with the markets day-to-day. And that would include investors, that would include intermediaries, that would include issuers, and not insignificantly that would also include the regulators.

From the investors’ point of view, it clearly simplifies the global connectivity. I think they like the fact that it’s more of a one-stop shop. Investors that we talk to, many of you in the room would generally root for more liquid, more transparent markets. I think less fragmentation, less opacity, it’s generally something investors are typically in favor of. The intermediaries, we already talked about the cross-margin benefits from the issuers, this will be the global listings venue of choice. We’re already doing great individually. Put these two together, I think it’s clearly second to none as I said earlier.

And from the regulators point of view, as they think about things like harmonization, transparency, cross-jurisdictions, sharing information, our College of Regulator approach already works very well for us in Europe, we add Germany to the mix there, it continues to be cooperative and harmonized. That’s exactly what the regulators are looking for. They want better systemic risk management, Eurex’s state of the art, real-time risk management, they want stability, we can give them that, and we’ve already made big investments in terms of the regulatory model we operate and yet each jurisdiction gets to sort of maintain its independence. So, a lot of boxes can be checked here for the regulators if you think about the combination.

Reto also touched on the cost synergies, so we talked about this on some earlier presentations. You all know how we approach this. Well when we first announced the deal in February, we hadn’t gone deep yet. We hadn’t really gotten out the pencil and sharpened it – I think the integration teams – which I’ll talk about a few slides from now are working really, really well together, they are in fact, working while we’re presenting here. A lot of confidence we can get to the €400 million. A lot of you asked, “well how did you, what was the difference between the 300 and the 400”? With this slide tries to depict is to say it came from a few obvious places. When we talked about 300 we hadn’t agreed on one common trading and clearing infrastructure. When we talked about 300 we hadn’t really made the US data center decision yet. When we talked about 300 we hadn’t talked about how much we could consolidate market operations and I want to be very clear and in our vernacular that means sort of the connectivity management, client, service folks not the day-to-day, you know running of the market from front to back and we’d also talked a lot already about clearing. You think about the work we are not going to have to do in London to complete the Liffe-Clear work we’re working on because we will just migrate everything to Eurex. That’s a big savings for us. So some of these are going to be fairly easy to deliver. Some of them will require the integration teams working hand-in-hand with the business people to deliver the goods, but we’re very, very confident we can get to the €400 million.

On the revenue side, we had already talked about €100 million — large part of which will come from clearing as we migrate our clearing over to Eurex. I think we’ve added another €50 million and although we don’t have specific details yet, business by business you can think about four to five columns on this chart as where that incremental €50 million might come from. It could be, you know as we put the two derivative businesses together, we give the capital efficiencies is it reasonable to expect on our derivatives and equity derivatives and equities markets to people trade more because we’ve made the connectivity more efficient, we’ve made it more capitally efficient to trade those products. On the technology side, it’s not too crazy to think we could extend the STOXX franchise. I think we can build out this hosted managed services business.

On the Asia side having just spent a week there, last week, there’s no question they already view us as the leading listing venue, particularly for their SME’s the higher growth companies that are coming out of China right now. We’ve already got a great collective footprint with Jeff’s business in Singapore, our business in Beijing, Deutsche Börse having been historic provider of technology to the Shanghai Stock Exchange, you know, a good footprint for the two derivatives businesses in Hong Kong and Singapore, plenty to do in Asia and then Andreas touched on some of the new asset classes where they will be the power business, related energy commodities, emissions, you name it – lots of things to work on together – finding another €50 million in the seams of those businesses is not going to be hard. You can even add to that what I talked about with Jeff’s business earlier in Clearstream where we think we have a lot of people in our network that we can introduce to his people to build out their network even further.

Now a lot of you have also asked where we stand on the regulatory process and on the integration process. So I want to be very clear about all this. I promise you we’re on schedule on the regulatory side. What we dealt with from early April to the middle of May was nothing more than a distraction and it wasn’t one that distracted us from the task at hand. So any filing we would have expected to have in three months into the process is in. As you all I think are aware, the SEC has blessed our filing in the U.S. BaFin has blessed the offer document here as of early May, so we’re all on course there. Second request with the DOJ, the competition authorities in Brussels very constructive. Our final form CO, I believe it’s called, going in, in a couple of weeks in mid-June, so that keeps us on target for a decision from them in 2011. Regular meetings with policy makers, regulators around both the U.S. and Europe – a very constructive tone so far. Our attitude is meet regularly, be constructive, you will not find us out publicly front-running those conversations, that’s just not how we do things around here, and the tone has been very, very strong.

Now I want to be very clear, we are not going to have all the requisite regulatory approvals by the July votes. I think everyone as a shareholder is aware of that. We will give as much transparency as we can to how the conversations are going, but we do not expect to have all the final regulatory decisions and approvals until the fourth quarter.

On integration planning, that’s another place where we have not taken our eye off the ball. If anything, to be honest with all of you, I would say that the counter-proposal probably brought us together and created a sense of urgency to make some of these decisions sooner than we otherwise might have. And that’s okay. That was an external event that we used to our advantage. The integration teams I think got to work harder and faster than they otherwise might have and you see the results. Increased synergies, slightly faster time-line, already starting to go deeper in the organization, but expect us to now take our foot off the gas a little bit on that for the next month because I think our view is the next things we want to do in terms of integration, I’d rather spend the next month focused on the regulators and the shareholders, and, after we get the votes in July, I think then it’s appropriate to go deeper in both organizations and start to think about more of the integration work and we’ll have plenty of time between now and the end of the year to continue to make good progress there.

So, main message on this slide is, we weren’t distracted, the teams didn’t take their eyes off the ball, regulatory process right where we want it to be, integration process, if anything, a little bit ahead of schedule.

Now this is a derivation of a slide we showed in our annual meeting at the end of April. These numbers are all in euros on this slide, and what this shows is just a sensitivity analysis of what’s possible. If you simply take our forecast, 2011 net income, Deutsche Börse forecast 2011 income, give us some credit for the net impact of the synergies you can see, you can see what’s possible as you go through the sensitivity. We think not only are there ways to create value in the combined company through the derivation of the synergies, but there’s no reason why if we get this company to where it should be, with €5.5 billion of revenue of 50% plus, you know EBITDA margin, etc. three or four billion free cash flow a year, I don’t see why we can’t hope for multiple expansion as well. So this just tries to tell you again all in euros, what’s possible if we actually execute. And then what you can also see on this slide, is if you just assume both companies maintain a payout ratio of something like 50% of net earnings, I think you can count on us to be a generous dividend payor going forward and operating a shareholder-friendly way.

A couple of slides on why we think we’ll be able to do that. And this is more Gregor’s department than mine, so any tough questions after this, please direct to him. What you see here is both companies have great balance sheets already. If you look at where we probably end up Q2, it’ll be closer to 1.6, 1.7 as I said in my remarks earlier, DB’s around 1.2, the combined company would probably finish next year with a blended leverage ratio even slightly lower than that. And what we show here, is we just remind everybody of the point I just made – DB’s been a good consistent dividend payor so is NYX. You know just since 2011 alone, we’ve distributed something just south of $5 billion in terms of distributions to shareholders. So, we’ve already evidenced that both companies stand-alone were shareholder friendly. I think you can count on us to continue to do so. And what this shows is this sets the table for the conversations we’re going to start having with the rating agencies. They are already paying attention, they can see our credit profile improving and I think we will put that financial flexibility to work for our shareholders over time.

Lastly, just to finish here, before we open it up to questions, just to summarize, you know there’s a right time to do a transaction like this and there’s a time that’s just not the right time. I think, I know I speak for Reto – this was the right time for both of us. We knew it when we sat down together in the fall of 2010 that this idea that we talked about before and were never sure when the timing was going to be right – we both looked at each other – we knew what was right – our boards knew what was right – it was time to act. And if you think about the two companies we’re getting together, now is the right time because both companies have been through unprecedented transformations in our industry. Reto talked about in his remarks that Deutsche Börse has gone from becoming largely a German equities market and into a world leader in things like derivatives, risk management, and post-trade services. The NYSE Group coupled with Euronext which has gone from being, in NYSE’s case to US equities exchange, in Euronext’s case to European equities exchange, to being a leading global brand multi-asset class provider of other services, etc. Both companies have undergone a tremendous transformation.

Now you go back to my favorite slide which I promise I won’t put up again. You know you look at the complimentary portfolios of the two companies. It is front to back on the value chain. So we’ve immunized ourselves against the cyclicality of volume or the cyclicality of interest rates or the cyclicality of volatility because all that has to happen is something, some of the things have to working and we’ve got a very well diversified portfolio that I would argue given that you’re exposed to all parts of the value chain from pre-trade to post-trade – it’s a pretty good place to be.

We don’t think it’s just about bigger is better, we’ve tried to talk about what the scale means, how it really evidences itself and why we think that breadth and depth will then expose us to even the opportunity to explore a lot of other growth opportunities as the landscape changes further with the balance sheet we’ll have, with the breadth and depth we’ll have in the various businesses – there’s a lot of different things I think we can do as a company going forward and you can count on us to be able to drive the value that I showed a few slides ago. I think you’re all aware of this but I’ll repeat it, our shareholder vote is July 7, DB’s tender offer expires July 13. Remember that our 50 percent requirement is 50 percent of all of our shares outstanding, not just 50 percent of the people who vote – a few of you asked me about that at the break – and the DB requirement is 75% shares, 75 percent of the shares outstanding being tendered. So, with that, we’ll stop there, and we’d be delighted to open it up to questions. Eric, back to you.

Eric Müller:

Thank you, gentlemen. Now we are roughly half an hour ahead of time. So let’s go through all the questions we have in this room, answer them one by one, and if we’re done with that we may finish half an hour early. So first question.

Question:

Hi, it’s (inaudible) here from UBS. My first question, I’ve got three questions if I may... Our first question is on capital returns. You alluded at the end of the presentation to financial flexibility. Would you have perhaps a timeframe and scope on that? My second question is on user feedback. I suppose you’ve engaged in deep dialogues with all users. What sort of feedback are you having? Are there any potential for dis-synergies perhaps? Are they looking for a fee reductions or anything? And my third question is on the three billion of capital savings for users. Perhaps could you give us a bit more detail, because this could clearly represent a material number for users. Just how did you establish three billion capital saved for users? Thank you.

Gregor Pottmeyer:	Okay. So I’ll start with your question with regard to the capital return. I think as shown by Duncan, we are convinced that the combination of the two companies is very attractive for both sides of the shareholder. We create additional value. So we talked about synergies. We talked about €400 million cost saving synergies. We talked about €150 million revenue synergies. So we create additional value with this. We have cash flow generating business here, 2010 it’s roughly €1.5 billion cash flow we generate on both sides. And that’s basically the basis for our strong credit rating. It’s also the basis for our distribution policy. With regard to the distribution policy, you have seen €3.4 billion we distributed to the shareholders in the timeframe of 2007-2010. With regard to the capital management policy and the business combination agreement, we agreed on both sides, that we target for AA range rating for the new company. Besides these constraints we see some room here and so far decisions are not done, but we are really focused to create additional value for shareholders.

Andreas Pruess:	I take your question on user feedback and fee reductions that you touched on. The conversations with users whether they are members or nonmembers that I have had, and believe me, I have them constantly. And this is not in our sales speech. They are all positive. Why? Because it is not difficult to get across that if you come from a world in which from a member’s or user’s perspective he needs to maintain a plethora of redundant exchange access infrastructures currently. And a world in which compliance departments, armies of compliance officers, need to make sure they don’t get stuck in differences of compliance rules at different exchanges. And a world in which the margin/cross-margin offset possibilities are pretty much limited by the sheer fact that certain product liquidity pools traded in one exchange are cleared on another, are cleared on an exchange that is other than the clearinghouse that would from their point of view be ideal to cause significant margin offset. You get very rapidly to if we come from four different trading infrastructures to one, if we come from a whole and massive block of costs for each and every of our members and users for different, meaning redundant, data lines to be maintained, different standards of interfaces to be written by software vendors. It is not too difficult either for me to sort of counter the question when it comes to fee reductions that (a) in my experience of more than 20 years in this business I have never seen that fees were successfully developed upwards in transparent markets that leads to the answer to your question. The second one is through what I just described beforehand. We will collectively provide massive fee reductions. They are implicit. We are not going to change transaction fees just because we have reduced the number of systems that the member has to connect to. And members today, and that is certainly also Duncan’s experience, are month by month more high tech, especially I have to say in the big financial centers. These firms, they are on the latest technology generations and constantly leading edge in dialogue with our top technologists. Two or three million, sort of the leadover. Three billion, sorry. Three billion. That is the extrapolation of taking the biggest household names of member firms, users of our markets, and by the way, unsurprisingly the biggest household names you find on both exchanges in pretty much very similar exposures of or size of business, and run pretty sophisticated models over them with our current Eurex clearing risk methodology. The three billion is a, and I’m not shy to say that, is a conservative number. I’m not going to give you another one right now because I think Gregor would not like it. But rest assured, I mentioned in my presentation earlier we are working, meaning building, the next risk management system, the next methodology for risk. One of the fundamental reasons for that is that portfolio margining will allow by design for much more far reaching cross-margin offsets.
Question:	Thank you very much. Thank you.
Eric Müller:	I’ll stay in that row.
Question:

Thank you. Jillian Miller, BMO Capital Markets. I was just wondering on the globalization of the STOXX index, it seems like it’s been something that’s on the Deutsche Börse agenda for a while now even before the New York deal was announced. So I was just wondering, you know, with the combined company, how is the strategy there going to change? How are you better positioned to take advantage of that opportunity?

Reto Francioni:	Andreas, MD&A Index Business.
Andreas Pruess:

The expectation is, obviously, and I think the well-founded expectation, that the market data and analytics business on our side, and the market data business at NYSE-Euronext, by sheer combining of the currently existing franchises, is going to cause a much better attraction to users around the globe. So the current growth trajectory that MD&A, for example has, was growing at a pace of north of 10 percent a year. I predict the two units taken together will easily be able to keep up, but at a much widened pace.

Question:

Okay, thanks. Just one follow-up if I can. Just based on the discussions you’re having with the European regulators, I’m wondering if you think it might be necessary to make some concessions in order to get an approval for the deal, whether that may be spinning off a portion of the business, or agreeing to some pricing restrictions, or opening your licenses up to, you know, non-exclusive use. Thanks.

Andreas Pruess:

You know, it has been mentioned before by Duncan and also by Reto, and I’m also now touching on it. The process of interaction with the regulators, whether in the United States or in Europe, is a very structured one with very clear timelines or timetables, and also very clear content as to what happens in each of the phases. We are in a very constructive, and I would also say active, dialogue with the regulator on both sides of the Atlantic, especially right now because it is in the phase of getting closer to the final filing for off-form CO. The interaction between the case handling team and us, us meaning NYSE-Euronext and Deutsche Börse Group, the corresponding teams, is getting more active and will continue to get more active. Why? Because both the regulator and ourselves see a lot of upside in a very engaging dialogue. It is way too early today, and I’m not trying to be shy, it’s way too early to talk about any content of what eventually might be the result of that dialogue.

Duncan Niederauer:

I was going to add but I think you covered it. Yeah. I think it’s premature to speculate. But you can safely assume that if we’re keeping the lines of communication open with them, as Andreas described, which we are on both sides of the Atlantic, I think it’s incumbent on us to continue to do that. And that will include a dialogue business by business around what we can do, what we’re willing to do, etc., to make sure we achieve the outcome we all want.

Eric Müller:	Now, we had a question here in the second row, please, from Rich Rosetta.
Question:	I guess to your favorite slide, Duncan, slide 61. It might be Courtney’s slide, I don’t know.
Duncan Niederauer:	It might be. I didn’t say I made it up, Rich. I just said it was my favorite slide.
Question:

So if we grant your, or I think I commend you both on building diversified stalwart businesses in the exchange business and you know, and Duncan, good example from 2005 on. But as you look at this, the circle, I guess the risk is in, the risk is that what happens to the multiple. Because I think it would be also be fair and you would both admit, I think you’d both admit the valuation given these wonderful businesses has been somewhat perplexing. So I guess as after you’ve thought about this, you know, we’ve talked about synergies but what about the strategy of what the company looks like and how you bring value transparency to investors post-merger?

Reto Francioni:	So, just a short answer to that. I think if you look, and this is my second best chart, and if you look at the portfolio of the Newco, then you can see that this, the package, derivatives. You see the overall percentage in terms of bottom line contribution, which has already high multiple. With this new package consolidated Europe, plus what we have in the States, combined, NYSE Amex and all that. I think there is a lot of trading and clearing. Also included in that package, there is a lot of fantasy. Fantasy means growth potential. We, let’s say went from several sides what that could mean. Now, so we have one big part which has already a big multiple. Then the second part is market data and analytics, including whatever may be included there. If you take a look at, let’s say at the competitive side, MSCI, what kind of multiples they have, how they can do strategy, how they can behave in the market, and what these new, let’s say division, is compared with MSCI, for instance. Then you can see there is a lot of fantasy with a high multiple. Here we have it. It’s market data technology, MSCI. Then the second part. So you have here multiple-wise to go really for you quick You have something good. And even in the cash market part combined with the cost side, and combined with the listing which will have another dimension, and we will learn a lot about listing from your side, how you do this business. So I think even there. So in terms of multiples, I think we have several sectors. They have a clear optic in terms of multiple because there is, let’s say a regroupment in terms of the segments in market data and analytics. Derivatives getting bigger. And therefore I think I’m pretty positive on the multiple side, including Jeff’s business. We could tackle this in a special way, what you think, Jeff, about now in the post-trade era. But for the whole portfolio I’m pretty positive in terms of multiples.

Duncan Niederauer:

And Rich, I think you can count on us to do what we’ve done with our own business. And we’ve already started working closely with Gregor’s team. So you should expect us to report it in, I would imagine, four different segments. And we’ll give as much transparency as we’ve given on the segments that we’ve reported on. Because I do think Reto is right. If we can, it’s nice that we say we’ve got these nice slides, and we’ve got these four or five leading businesses. That’s all well and good. I think we’ve learned a valuable lesson the last two years, that the more transparency we give all of you, and the more clarity we give you sort of business segment by segment, you can help us. We almost build the models with you guys, and then we understand what we should expect in each one of those businesses. So expect us to approach it a similar way like we have with this. And then I think Gregor and I will take responsibility for interfacing with the analyst community as we get closer to a launch date.

Reto Francioni:	Duncan, just for sake of completeness, we should give Jeff, in terms of the post-trade. Jeff, what do you think about multiple post-trade and the future in the Newco?
Jeffrey Tessler:

I think I actually went through that in my presentation, where I spoke about the past in our business being about settlement and settlement efficiency driving our business. That’s not going to be the future. The future is going to be around true value added. It’s going to be around the ability to manage the liquidity pools. And I gave someone, a group of people during the break, some figures from a study that we’ve done. The total cost of allocating collateral today based upon the work that we had Accenture do, is 35 basis points. The average price for a settlement in custody transaction is about one basis point. When you can talk to clients about improving that 35 basis points as opposed to moving the one basis point down to .5 basis points, the value is there. And what we’ve done in the past, and the industry has done in the past, we haven’t properly priced for value added. And I think we are perfectly positioned now to be that provider of management of liquidity pools where we can extract a premium pricing for it, which hasn’t been done in the business before.

Question:	Yeah, I just wanted to follow up.
Duncan	He always has a follow up.

Niederauer:
Question:

Even when I’m not supposed to. But I guess the one follow up would be, recently to much sigh of relief, the exchange-listed derivatives appear to be not impacted by EMIR not impacted by sort of the fungibility guidelines, although it’s still early innings. And I guess the question is, are we looking at it properly to say that Europe overall is taking a look at the U.S. sort of regulatory and competitive environment, and might that, again this might be a giant leap, but as you go into further regulatory competitive antitrust reviews here in Europe, that precedent of looking at the U.S. as some sort of a guideline is taking hold here in Europe.

Duncan Niederauer:

You know, I’ll have my opinion and you’ll probably have your own as well, Andreas. I would say to that, Rich, that I think the vote on EMIR was a pretty clear one, and I think it’s a good leading indicator of where the discussion is going to go here. I also think that that view by Parliament was clear that not just what’s going on in the U.S., but what’s going on in the rest of the world matters. So if the rest of the world is going to re-regulate financial markets around the OTC space, Europe wants to be in lockstep with that, as they should be, and be as harmonized as they can. At the same time if the rest of the world is like, whether the rest of the world, let’s think of leading exchanges in the U.S., Latin America, and Asia, all of whom operate listed derivatives markets under a certain type of model, it would seem to me that if Europe looks elsewhere to see what the rest of the world is doing there and has some influence from that, I would think that would further confirm the decision that Parliament just made in terms of the breadth of the EMIR Doctrine. But I don’t know. Is your view consistent with that?

Andreas Pruess:	Absolutely.
Duncan Niederauer:	Yeah. So I think, you know, a lot of wood still to chop though. You’re right. But I think that appears to be what’s being taken under consideration.
Eric Müller:

Alright. The next question will come from Johannes Thormann, from HSBC. And maybe you can raise your hand so I see what other questions there are. Okay. So we have a couple more but Johannes, you’re next.

Question:	Thank you. Johannes, HSBC. Two questions please. First of all, a follow up on the capital policy. As you talk about the dividend policy, have you thought about or can you formalize a dividend policy like Deutsche Börse did with formalized payout ratio for the Newco already — like Duncan, your retail shareholders would love it. And secondly, on the mid- to long-term outlook for the NYSE-Liffe eurodollar futures. What is your view on potential market share gains in the combined entity, also driven by Eurex and Liffe Combination?
Gregor Pottmeyer:

Yeah, okay. I will answer your question to the dividend policy. So far no final decisions are done with regard to the dividend policy of the Newco. So I’m sure in one of the first meetings of the Newco board of directors the decision has to be done very soon. But our understanding currently is that Deutsche Börse distribution policy is quite similar to the NYSE distribution policy. So on Deutsche Börse side you are aware that we say 40 to 60 percent payout ratio for dividends from the consolidated net income. NYSE is also into a range of slightly above 50 percent. This could potentially be a range that could also fit to the Newco. And in addition to that we also are convinced that it makes sense to follow up on additional distributions when there is excess cash available. So these are in general current very comparable dividend and distribution policy of both companies. But again with regard to the Newco, no decisions are done.

Duncan Niederauer:	And I would echo what Gregor said. I think it’s going to be important that we articulate that as soon as we’re able to with the new board. But I don’t think we want to make that decision for the new board. So, but it’s literally as he said, probably the first decision the Newco board will make. In terms of the second question, I think on one hand we’re pleasantly surprised that we’ve gotten to five percent, on NYSE Liffe U.S. on the eurodollars. I think we’d love to get to 15 percent by the end of the year to keep the forward momentum going. I think the more important thing frankly than daily market share is that you want see the open interest continue to build. And then I think to the second part of your question, what I’m hopeful, and I don’t think this is delusional by any stretch, is if you think about some of the things Andreas talked about in the answer to the other gentlemen’s question about capital efficiency, and not only how we arrived at the number, which we think is critically important, by the way, given Basel 3 around the corner. If you think about where that could go, it gets at the second part of your question, Johannes, and that’s if portfolio margining — if we get that right — if we can get to offsets between the listed and OTC markets if our OTC strategies take hold, if you can dream big and start to think about not only the putting the short and the long end of the curve together in Europe, but also taking our eurodollar business that we’re building in the U.S., and being able to give transatlantic cross-margining. Maybe that’s dreaming a little big by today’s standards. But if you can get there, that could be a catalyst and really a rocket booster on the market share and the open interest buildup in NYSE Liffe U.S. in eurodollars. So I think it’s a multi-step process. I think we can get to 15 percent standalone, but I think what really could give it a boost is if we could attack some of those things that Andreas was referencing earlier about listed OTC offsets, or potentially, you know, stretching the curve across the Atlantic.

Eric Müller:	Alright. We stay on that side. Next question from Dan Garrod please. And then we switch over to the other side of the room for the next question.
Question:

Thank you. Daniel Garrett from Bar Cap here. A couple of questions, if I may. First is on slide 71. I’m intrigued where this slide ranks in Duncan’s list of all time favorites. I note you obviously, you outlined this slide at your AGM in April when your multiple was 13 times, and talked about the potential for it to re-rate higher than that. Obviously since then your multiple has de-rated. That’s my first. You’re obviously putting 13 times as the base case would it not be fairer to concede that actually you should perhaps include lower multiples on those equity value as well. Secondly, you include the 402 million in this slide, whereas the bulk of that, if I’m not mistaken, would be not realized until sort of 2013/2014 in that calculation. My question though would be from the Deutsche Börse side, when we’re talking about re-rating, could you not concede that your business at the minute only has 12 percent of its sort of profits or thereabouts coming from the cash equities side? In the new combination you’re going to at least double that. The proportion coming from derivatives stays roughly the same. The proportion from Tessler’s fast-growing Clearstream business is going to halve. Under that scenario would you not concede that actually there’s a good chance that the business in combination with New York could de-rate from its current rating? That’s my first question. Second is to Jeff Tessler on Clearstream. You’ve spoken in the past at these Investor Days about your excitement on the GSF side. It seems at one level very obvious that banks want securitized money market capability. We see very exciting growth in the outstandings, but the translation of that into meaningful revenue growth at GSF has been disappointing over the last sort of 12 months or so. Can you comment about, ability to translate that outstandings growth, to monetize it into faster revenue growth going forwards? Thank you.

Duncan Niederauer:	Yeah. Why don’t I start with the multiple, and then Gregor can do the capital, and then we’ll go to Jeff. So look, this slide was just meant to be a sensitivity analysis. So for example, you’re right, it’s giving us credit for the full run rate impact of the synergies. So you’re correct. That would be a 2014 number. At the same time, the numbers we’re using for net income are 2011 estimates, both of which we’re ahead of schedule on, and that assumes, if you want to say this is the ’014 potential, that assumes no growth in either one of those numbers. And already through the first half of the year I think we’re both ahead of those targets. You could put, my guess is you could put anywhere from 12 to 16 times on this, on this chart if you wanted to. It’s really just a sensitivity analysis, and we understand kind of where we’re at. I think in terms of where the stock is trading right now, based on analysts’

2011 estimates my guess is we’re trading at something that looks like 13 or 14 times right now. So I think the analyst community, Rich, is around 250 for us, 260 for us this year. Yeah. So 250, and we’re... so we’re probably around 14 times right now, 15 times ’011. But I think we were just picking some numbers just to say here is what the sensitivity is if you could expand the group’s multiple, which we know moves around all the time. But if you could expand it, what is sort of a multiple point worth. And it just shows, pretty much €1.7 billion of value creation potential every time we can expand the multiple by a point. So that’s all we’re really trying to get out on the slide. But you’re right. The synergy number is an ’014 baked in number, you’re right.

Question:	And a change in mix for the Deutsche Börse side?
Duncan Niederauer:	And then Gregor will do that, and then Jeff will get your clearing question. Go ahead.
Gregor Pottmeyer:

And I think it’s also important when you look here at the business mix, what does really change. And when you look especially at cash trading and listing business in the U.S. market, then you see here it’s the cash business, U.S. cash business is just seven percent out of this, and eight percent is listings. And the profitability in these areas are different, and therefore in principles we are really convinced that our stock price is currently undervalued when we compare this other exchanges, especially in the derivatives area, or specific in the settlement and custody area, and exactly this sensitivity analysis should show when we would be able to achieve this multiple what is achieved on this segment-specific areas, then we could increase our value and consequently also our stock price. So that it’s basically the idea of the potential we see when we create additional synergies and create additional values for the company overall.

Eric Müller:	Alright, thank you. Let’s go to the... Oh sorry. Sorry, Jeff.
Jeffrey Tessler:	Thanks. Okay. The growth that we’ve seen in the GSF business has really been post-2007 and 2008, the time of the financial crisis. And most of the growth has come out of Euro GC pooling, so traditional tri-party repo went away because no one didn’t want to take counter party risk. You have to remember in Euro GC pooling it’s a combined product of Eurex and Clearstream. So we have a trading fee, we have a clearing fee, and we have a custody and settlement fee. And we put all of them together to make an attractive product offering to the client. So I think from a group level the returns have been relatively good. What we’ve seen in the first quarter of 2011 is that, I wouldn’t say a normalization, but a bit of a return to the traditional markets. So we saw our tri-party repo business actually grow by €40 billion in the first quarter. And obviously the fees on tri-party are much higher than they are on Euro GC pooling. But since the financial crisis that’s the first time we’ve seen an increase in tri-party repo. So I think it represents the beginning of the normalization or of some level of money market. The other thing that you have to realize is that the reason why GSF is attractive to us, and I mentioned this in my presentation, I said the past was about settlement, the future is about collateral efficiency. That’s an attractor of custody volumes. So if someone wants to access our GSF capability, they’re going to move their custody business to us, and we’ve seen quite a bit of that related specifically to the Euro GC pooling, but you won’t see it in the GSF line. It’s in the custody line where we showed that we’re gaining significant market share. And just one other point on that. The other thing that we’re still very excited about is what I’ve described as the second evolution, where we are right now, and I think we’re at the beginning stages of truly seeing the realization... the beginning realization of the DBAG liquidity pool, a big part of that coming out of what we’re doing in Brazil, for the first time managing collateral not in the possession of Clearstream in the foreign market outside of our time zone, and we’ve already seen significant follow up interest in other time zones around the world.

Question:

Thank you. Okay, great. ... Jacob from Autonomous, just three questions. Firstly on your interest rate sensitivity, could you just give a guidance on roughly what a hundred basis point in ECB rates would mean for your NII in your banking business? And secondly just on the coverage ratio, what is your pro forma coverage for the combined group? And then lastly on the regulatory development. Firstly, have you, do you believe you will need to go into phase two review in Europe for the competition authorities? And also you tried to merge with Euronext just a few years ago, and there was some talk of concessions at that time. Has anything changed that makes you believe that you wouldn’t see that at this point? Thank you.

Jeffrey Tessler:

Alright. Let me take the basis point move. Just so, you need to understand that the model of the ICSDs has always been built around the net interest income, and that’s why I showed you that chart. In fact, if you went back to 2002 and took away our net interest income, we lost money. And the reason why it’s been built around that interest income is that we have basically not paid any remuneration or selective remuneration. And that was always the cost of doing business with the ICSD. It’s changed a little bit, but we do not pay market rates on our balances, and in many cases we pay no interest on our balances because they get the benefit of a safe environment. We have eight billion in deposits. Actually today we have closer to 10 billion in deposits, 100 basis points.

Gregor Pottmeyer:	And I think with regard to the interest rate level, you have seen our numbers. What we achieved in 2007 and 2008 was net interest income of more than €230 million on a customer cash balance level of €425 billion, so when we doubled it basically on an actual currency basis. And when the interest rates come back to the level we have seen in 2007/2008, and it was roughly three to four percent, then we would also have the chance that we are clearly above these numbers we have already seen in 2007 and 2008. With regard to your question, coverage ratio, I assume you mean the interest cover ratios or what’s for Deutsche Börse’s is 16 times that you refer on this topic. So first of all I would like to mention that that is just one metric for the rating agency. And when we are in the discussion with the rating agencies, they’ll look also on different and key metric like the debt level and other cash flow driven numbers or interest coverage was really just one element out of this. When you just take Wall Street estimates for 2011 and do the calculation then you can see for Deutsche Börse Group, that it’s roughly a number of 19 times, and on the NYSE side it’s roughly 12 times, and the mix would be roughly 15 times. But again, that’s based on Wall Street estimates number. But so that you just have a flavor of it in which dimension these key metrics developed.

Reto Francioni:

The answer concerning antitrust or the change since the last five years, I think we have some severe events in between the five years. One is the financial crisis in the markets. A second one is regulation. What happened there? A lot, especially in this area. And the third one is globalization. All these markets are so global now that I think it’s clear cut for almost everyone that these markets are very or real global. I think these are three topics they changed, let’s say fundamentally since the last five years, which could have an impact on this topic.

Duncan Niederauer:	Should we go to phase two now?
Reto Francioni:	Yup. Probably.
Andreas Pruess:

You ask about phase two. I think I would put it as follows: The difference between phase one and phase two is that you have obviously more time to determine something. The difference between first, the first request or the second request is that there is more time to consider something. And without wanting to front run any of the regulators, I would say a transaction of this kind is best handled in a, beforehand by me described, proactive dialogue. If you’re not being forced to be rushed.

Eric Müller:	Alright. Next question please.
Question:	Andreas Toome, (inaudible) Investment. First of all, thank you very much presenting the things together. I think we are seeing... we are gaining optionality by a merged group over here. Two questions I have. First is the dividend again. We covered the dividend, but still a question to that. Would it make sense to pay a higher dividend, maybe to make it a little bit more attractive for shareholders to vote the 75 and 50 percent vote, to give a little bit away, maybe beforehand to get the vote done. That’s my first question. And maybe in this connection, how quickly do you want to reach the AA rating in this connection? Second is employee motivation. I am seeing the point you’re giving them new optionality as well in the merged group, but how quickly can you give certainty to employees that they really think about future growth and empowering the group and not thinking about their own job? Thank you.

Reto Francioni:

I’d like to start with the second one. I think you should also, let’s say from your point of view. I think if you look at this pitch, at the strategic fit of this company, an employee has know-how, skills within this company. I think there is no better story to tell them. And we have a lot of good people. We have a lot of key people. And if you take a closer look where the synergies come from, I think we have still let’s say place for the best people. And in... let’s say in-country we will need some good skilled people in areas they are growing, for instance, risk management and so on. So I think there is a great future for staff. They want to perform. They are willing and able to perform. We have already a lot of them. So no further comment on that. By the way, we feel it. You can feel it when you go through this building. There is no depreciation. There is the good people, they are in good mood. Nothing to add on that.

Duncan Niederauer:	Yeah. And I would echo that in the U.S. But it’s something that we all should spend a lot of time on, so I appreciate, you asking the question because sometimes the human side of all this gets lost in the numbers, right. And when we think of the transitions that we’ve put our people through on the NYSE-Euronext side, the 3,000 people that are at the company today, which is a considerable percentage lower than was a few years ago, they’re doing remarkable things. They’re motivated. And we knew we were on the right track with our people where, remember they had heard nothing about this on February 9th or 10th. We did a town hall meeting with them on February 15th to outline what we were doing, and why we were doing it, and why we though it was consistent with the strategy, and the number of heads that were going like this as we were talking about it. They were fired up because they thought this was exactly what we’d been talking about doing. This was very consistent with what we said we were going to do. And from their point of view, they’re ready to go. And they’ve already lived through a number of transitions. And as Reto said, the best people know they can get through them because they already have and they’re ready to go. But it’s not something we take our finger off of at all. Both of us over-communicate right now. We’re constantly emailing our staff, or streaming videos to them from around the world about how the deal is going, how the process is going, giving them more information than they probably want in some cases. But I’d rather over-communicate right now than under-communicate, so.

Reto Francioni:	So probably I address the future in terms of potential, but I should probably do some remarks about the past. Deutsche Börse is known for cost cuts. But in terms of human resources, we have never, and I use this German term, Betriebsbedingte Kündigung, never. We always found solutions. I need an adequate translation.

Forced redundancies. I hate this term. That’s why I cannot translate it quite fluent. So, forced redundancies. We never have this topic. And this is also valid for the future, and that’s how we deal with our most, let’s say, precious items, or precious, let’s say, resources, we have in our basket, we have in our company, and we are willing and able to deal also the same way in the future.

Probably now the question about dividends.

Gregor Pottmeyer:	The question is in regard to rating and dividends. With regard to the rating: So, for us, as Deutsche Börse Group, it’s important that we keep the current rating level to the expectations we have with regard to our Clearstream business, so it’s important, also with regard—customers expect that we have this high rating also for our clearing business. It’s important to keep this AA rating, and that’s the reason why we agreed upon to have also this AA range for the new company. And that is important for us. And we talk about dividends, then currently, we are talking to our shareholders, we are collecting the feedback we get for instance for today here. And, so far, nevertheless the constraints of the rating, we see some flexibility here, and we are really looking to create additional value for our shareholders.

Reto Francioni:	Duncan showed his third favorite chart, showing what both companies’ attitude is towards the shareholders. I think you’re so right.

Eric Müller:	Thank you. We’ll provide everyone with the short version of today’s text, so just the favorites. Next question, please. Oh, sorry, no, you were first, Martin.

Question:	Good afternoon. Martin Bryce, Bank of America Merrill Lynch. I had a couple of questions on the portfolio margining service you’ve referred to quite a lot today. The first was, how advanced are you in terms of getting regulatory approval for that service, and what could the launch timeframe look like on the European side? And, secondly, I guess, related to that, whether this could actually be a double-edged sword in the sense that it might enable a clearing house with significant capability —

Reto Francioni:	Sorry to interrupt you. Could you, a little bit, slow down your —

Question:	Sorry, apologies.

Eric Müller:	We get the portfolio margining one, and then we’ll go to Andreas. Now, what’s the second one?

Question:	The second one was on, whether, in fact, portfolio margining could be a double-edged sword in the sense that it might enable a clearing house with significant capability on the OTC side to catalyze its growth on the current listed derivatives fronts if it were to partner with an execution venue like the LSE, for example. And, finally, perhaps one for Duncan—and I appreciate that you might be reluctant to comment on press speculation—but I just wondered if you had any comment on the rumored interest in LCH, please.

Andreas Pruess:	I’ll take the first one, yeah. The portfolio margining project, as you would probably appreciate, is a pretty complex project, also translating in the duration of the, of the time it takes from design inception to product launch. What I can tell you is that the project is not vapor-ware, but rather we are in realization mode. I am not going to here now front-run everybody else by announcing the launch date. That would, by the way, also begin to hurt our competitive edge. Your point on double-edged sword: My reaction there is, any solution like this one that is very likely going to revolutionize how margining has been conducted so far can only be successfully done with the very far-reaching buy-in or acceptance of the market. And the market’s concerns here will be, and are being taken, very close to heart. We are not developing or designing something like this in the ivory tower approach, and later on sort of going to the market and telling them what we have built for them. This is something that in a relatively small but powerful group of market participants and our design specialists is being developed and refined.

Duncan Niederauer:	And I’d add one more constituent to the mix. On the U.S. side, we’ve working very, very closely on our side with the CFTC on this concept. I would describe the process for us similar to what Andreas said. Well out of the gate, but far from done, so I think it’s going to be a while yet. And I will answer your other question because I think we owe everybody in the room a little clarity. The source of the leak is unknown, but the information seemed to be pretty detailed, so to sit here and deny interest I think would be rather ridiculous. I would just ask everyone to remember just a few of the facts around our reported interest. Number one, we are already a minority owner of LCH. Many of you may know that, but if you don’t, we are one of the two exchanges that owns a piece of LCH. We and the LME collectively own a little less than 20%, and the banks own the other slightly more than 80%. So, if our proposal, which is led by Markit, it was not our proposal, it was a Markit proposal. We are one of the partners in the proposal. If that were to be successful, we would simply be a larger minority owner. Now, a number of people have inquired in the last few days: Does this have any impact on our derivatives clearing plan? The answer is, it would have no impact, if it were successful, on our derivatives clearing plan. We are planning to migrate all that to Eurex, and a successful transaction with LCH and Markit would not change that in any way, shape, or form. We do believe that if we and/or DB are going to have any shot at the OTC business, it would be in partnership with the banks. And that was the appeal of partnering with Markit, is to give the banks the leading role that I think they desire in the OTC space and be meaningful partner, potentially, not only on this side of the Atlantic, but also on the other side of the Atlantic, if you think about some of the other assets we’re building over there. So that was really the sum and substance of our issues. What I can’t comment on is the other two proposals. I know what you know in terms of what you read in the paper.

Eric Müller:	Okay, thank you very much. We have the next question here?

Question:	Hi, there. It’s Martin (inaudible), LBBW. Three questions, please. So, first one, balance sheet. You may give us an idea on your intangible policy. What’s your guess how this double-digit billion number will develop over the next two to three years? Secondly, restructuring expenses. We heard the synergy numbers increasing over the last couple of weeks. What about the expenses for your big deal? And probably some flavor on how to schedule it, let’s say, starting in 2012 and then ongoing. And, thirdly, if I may: OTC—actually, DB1—struggled to gain business there because the globals refused to do business yet. Can Duncan help you to get ahead with this business positively? Thanks.

Duncan Niederauer:	I’ll answer the third question. Yes. Gregor can answer the first two.

Gregor Pottmeyer:	So, you asked, the double digit billion number intangible assets on the NYSE balance sheet. From our perspective, we also did the due diligence together with the auditors also from our side, and so far, we have seen that all of the balance sheet numbers are in an appropriate way, as it’s confirmed by the auditors. And, so far, we do not expect, from today’s perspective, one-time depreciations. With regard to the synergies: Yes, you are right. The increase of the cost-saving synergies from €300 million to €400 million has some consequence also on higher implementation costs. We said it’s 1.5 to two times of the cost-saving synergies. So taking the 400 million cost-saving synergies it will be €600 to €800 million implementation costs, and we assume that this will be compensated in 2012 and 2013, with a higher amount in 2012.

Duncan Niederauer:	And we’ll answer number three a little more seriously. I think it’s fair to say that, really, neither company has had a tremendous amount of success in the OTC arena. And I think that if you asked both of us—and we’ve talked about this before—it goes back to Martin’s question about our interest in LCH. I do believe that any exchange that hopes to be successful in the OTC arena will have to be flexible on governance and ownership—and you and I have talked about that before—and I think what our two attempts individually in the OTC space had in common was, I’m not sure either one of us had figured that out yet, right? I think we both had interesting solutions that we thought the marketplace would embrace. I think the lesson we both learned is, flexibility on governance and ownership is important, and I think that’s why we think potentially working together on this might make more sense over time because I do think that will be a prerequisite for success in the OTC arena. Is that fair?

Andreas Preuss:	That is absolutely fair. I would add one thought, and that is, the asset classes that lend themselves towards, or for, OTC clearing obviously are vastly different. Also, when it comes to looking at the profile of those who trade them, and the percentages of market share that those who trade them then hold, Duncan has pointed out that having a superior functional and a superior technological solution, and actually having the regulatory approval first is absolutely no guarantor for anything. That leads me to the statement: a successful offeror in the OTC clearing space needs to put his offering together in line with what the target audience—and we’re talking very different asset classes—is actually looking for. That has to do with governance. That has potentially less to do with ownership. It certainly has to do with how the target audience—and that is not a one-trick pony, either—is going to expect from such a solution in order to be attracted away from another way of doing their business. Deutsche Börse, DB1, is firmly in the game, in the end market, for being a powerful offeror of OTC solutions. We need to take this asset class by asset class. The example that you referred to was CDS and, very admittedly, we got that one wrong.

Eric Müller:	Okay. Thank you very much for all your questions. I’ll now pass over to Reto for a final word, but I do want to say that any further questions you might have, you can also direct to Steve Davidson, our colleague at the New York Stock Exchange Euronex, or to the Deutsche Börse team. And please remember the NYSE vote, as Duncan says, on the seventh of July, and the tender offer process ends the thirteenth of July. We heard that question a couple of times during the break, so it’s the thirteenth of July, by which time we need the 75%.

Reto Francioni:	Thank you, Eric. I think some final remarks. Number one, I think you saw out of the presentation, Deutsche Börse is in very good shape. You saw, secondly, that we are acting of a position of strength, together with a very strong partner, and, therefore, building for the future a combined group which is not only strategically, but also financially, very compelling. And, I do think, in this sense, you got some flavor how not only Deutsche Börse

Group thinks, but how we, as, let’s say, combined management, think about the new pitch. You had the opportunity to ask questions. You can come in afterwards also with additional questions directly to Eric and also to the New York Stock Exchange part. So, in this sense, thank you for coming. It was one day more in our tradition, and I hope next year, we will have even more enthusiasm. For next year, and I hope to see it in the same enlarged with some other members from the New York Stock Exchange. At the very final, you see the chart and bear it in mind. So, have a safe trip. And thank you, Duncan, for coming and contributing and your final chart. Okay, thank you.